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Oshkosh Corporation
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SERVE. DEFEND. PROTECT. BUILD.

Our MOVE strategy more value - evolving to deliver We are focused on growing profitably through maintaining intense focus on enhancing the customer experience by utilizing Voice of the Customer to deliver superior products and total customer care solutions over the product lifecycle. We provide value for customers and shareholders by aggressively attacking product, process and overhead costs and opportunistically using strong free cash flow to reinvest in the business, return capital to shareholders or invest in acquisition opportunities. We use simplification to reduce complexity and focus on activities that add the most value to the business. We seek to expand sales and margins by leading our core markets in the introduction of new or improved products and technologies. We continue to expand our global reach by driving international growth in targeted geographies. M O V E Market Leader Delighting Customers Optimize Cost and Capital Structure Value Innovation Emerging Market Expansion

Dear Fellow Oshkosh Corporation Shareholder: December 21, 2017 Oshkosh Corporation has a rich history. As we celebrated our 100th anniversary in 2017, we proudly reflected on the perseverance of our people and the products that carried our company forward, while also thinking ahead to our next 100 years. Our team members are committed to delivering on our evolving MOVE strategy, which has guided us since it was first introduced in fiscal 2011. We believe execution of our MOVE strategy, combined with our mix of businesses and favorable end market dynamics provide Oshkosh with a unique opportunity to deliver strong performance. The Company engages with shareholders throughout the year on a variety of topics. Based on this engagement, we have routinely made enhancements to the Company’s governance program. In particular, our Board is committed to ensuring that it is comprised of persons with the skills and qualifications necessary to oversee a global business selling complex products to diverse customers and that it effectively represents the interests of shareholders. For this reason, Board composition and refreshment are priorities for our Board. Refreshing the Board with new perspectives and new ideas, while ensuring experienced Directors continue to bring their perspectives, is critical to our success. All of our independent Directors joined our Board since 2008, including four that have joined since 2015; and two of our Board Committees have had new members and new Chairs in the past year. We encourage you to review the skills and qualifications of our nominees for the Board. We think you will be impressed by them both individually and as a group, with vast experiences and diversity of backgrounds that contribute to their collective strength as a Board. We expect to continue to see the benefits of refreshment of our Board as new, highly capable, diverse members join the Board in future years. We have strong corporate governance practices and a record of accountability. Our current corporate governance practices reflect our Board’s dedication to being responsive and accountable to shareholders. Together, management and the Board regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices and to address feedback that our shareholders and other stakeholders provide. As a result of action by our Board in fiscal 2015 and fiscal 2016, the Company’s By-laws provide a meaningful proxy access right for shareholders. We believe the proxy access By-law fully addresses concerns we heard and will protect the long-term interests of all our shareholders. The Board is committed to engaging with shareholders and encourages an open dialogue regarding topics of interest to our shareholders. We value your input, your investment and your support. You are welcome to contact the Board, in care of the Office of the Secretary, Oshkosh Corporation, 2307 Oregon Street, Post Office Box 2566, Oshkosh, WI 54903-2566. On behalf of the Board and all Oshkosh Corporation employees, thank you for your continued support of, and confidence in, Oshkosh Corporation. Sincerely, Craig P. Omtvedt Chairman of the Board OSHKOSH CORPORATION 2017 Proxy Statement

Notice of Annual Meeting of Shareholders December 21, 2017 Shareholders of record at the close of business on December 11, 2017 are eligible to vote at the Annual Meeting. Your vote is very important. Even if you plan to attend the Annual Meeting, please vote your shares as soon as possible, either online or by phone as directed in the Notice of Internet Availability of Proxy Materials or by returning a completed proxy card in the envelope provided. Even if you vote in advance, you are still entitled to attend and to vote in person at the Annual Meeting. If you vote at the Annual Meeting, that vote will have the effect of revoking any prior vote. By Order of the Board of Directors, Ignacio A. Cortina Executive Vice President, General Counsel and Secretary OSHKOSH CORPORATION 2017 Proxy Statement Internet at Toll-free from the Mailing the signed In person at the www.proxyvote.com United States proxy or voting Annual Meeting or Canada to instruction form 1-800-690-6903 WHEN: February 6, 2018 8:00 a.m. (Central Standard Time) WHERE: Oshkosh Convention Center 2 North Main Street Oshkosh, Wisconsin 54901 AGENDA: 1. To elect eleven directors; 2. To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending September 30, 2018; 3. To approve, by advisory vote, the compensation of our named executive officers; 4. To vote on a shareholder proposal regarding proxy access; and 5. To consider and act on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Table of Contents GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING ............................................. 1 Additional Information Regarding the Annual Meeting ........................................................... 4 SUMMARY INFORMATION ..................................................................................... 5 Annual Meeting of Shareholders.............................................................................. 5 Voting Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5 Business Highlights ......................................................................................... 5 Stronger Results Driven By Evolving Move Strategy ............................................................. 7 PROPOSAL 1: ELECTION OF DIRECTORS .......................................................................... 9 Background to Board’s Recommendation for Director Nominees ................................................. 9 Director Criteria, Background and Experience .................................................................. 9 Summary of Qualifications and Experience of Nominees for Board of Directors.................................... 10 Board of Directors Nominees-Committees .................................................................... 11 Board Recommendation .................................................................................... 17 DIRECTOR COMPENSATION ................................................................................... 18 Retainer and Meeting Fees.................................................................................. 19 Stock Awards ............................................................................................. 19 Deferred Compensation Plan ................................................................................ 19 Stock Ownership Guidelines for Directors..................................................................... 20 GOVERNANCE OF THE COMPANY .............................................................................. 21 Board of Directors Independence............................................................................ 21 Meetings of the Board of Directors........................................................................... 21 Shareholder Engagement and Say-on-Pay .................................................................... 21 Communicating with the Board of Directors ................................................................... 21 Committees of the Board of Directors ........................................................................ 21 Audit Committee ........................................................................................... 22 Governance Committee..................................................................................... 22 Human Resources Committee ............................................................................... 23 Corporate Governance Documents........................................................................... 24 Policies and Procedures Regarding Related Person Transactions ................................................ 24 Oversight of Risk Management by the Board of Directors ....................................................... 24 Independent Chairman of the Board.......................................................................... 25 Form of Majority Voting for Director Elections ................................................................. 25 Succession Planning ....................................................................................... 25 PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ...... 26 Board Recommendation .................................................................................... 26 Audit and Non-Audit Fees................................................................................... 26 Pre-Approval of Services by the Independent Registered Public Accounting Firm.................................. 27 Report of the Audit Committee ............................................................................... 27 STOCK OWNERSHIP .......................................................................................... 28 Stock Ownership of Directors, Executive Officers and Other Large Shareholders .................................. 28 Section 16(a) Beneficial Ownership Reporting Compliance ...................................................... 29 COMPENSATION DISCUSSION AND ANALYSIS .................................................................. 30 Executive Summary ........................................................................................ 30 Introduction and Overview .................................................................................. 30 Business Highlights ........................................................................................ 30 Pay for Performance ....................................................................................... 30 Say-on-Pay and Changes to Fiscal 2018 Compensation ......................................................... 31 Human Resources Committee Oversight Responsibilities ....................................................... 32 Compensation Philosophy and Objectives..................................................................... 32 Annual Compensation Plans Design Review................................................................... 32 OSHKOSH CORPORATION 2017 Proxy Statement

Table of Contents Determining Pay Levels..................................................................................... 33 Compensation Decisions for Fiscal 2017 ...................................................................... 33 Base Salary ............................................................................................... 33 Annual Cash Incentive Awards .............................................................................. 34 Annual Cash Incentive Awards-Operating Income ............................................................. 35 Operating Income-Results that Impacted Fiscal 2017 ........................................................... 35 Annual Cash Incentive Awards-Days Net Working Capital Improvement .......................................... 35 Days Net Working Capital Improvement-Results that Impacted Fiscal 2017 (DNWCI) ............................... 35 Annual Cash Incentive Award-Results that Impacted Fiscal 2017 ................................................ 36 Equity-based Long-Term Incentive Awards.................................................................... 36 TSR-Results that Impacted Fiscal 2017........................................................................ 37 Retirement Benefits ........................................................................................ 39 Deferred Compensation .................................................................................... 39 Certain Benefits ........................................................................................... 40 Executive Employment and Other Agreements................................................................. 40 Executive Incentive Compensation Recoupment Policy ......................................................... 41 Stock Ownership Guidelines for Executive Officers............................................................. 41 Tax Treatment of Compensation.............................................................................. 41 Relation of Our Compensation Policies and Procedures to Risk Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42 Conclusion ................................................................................................ 42 Human Resources Committee Report......................................................................... 42 COMPENSATION TABLES ..................................................................................... 43 2017 Summary Compensation Table .......................................................................... 43 2017 Grants of Plan Based Awards ........................................................................... 44 Outstanding Equity Awards at 2017 Fiscal Year End............................................................. 45 2017 Option Exercises and Stock Vested ...................................................................... 47 2017 Pension Benefits ...................................................................................... 47 2017 Non-Qualified Deferred Compensation ................................................................... 48 Potential Payments on Termination or Change in Control ........................................................ 49 COMPENSATION AGREEMENTS ............................................................................... 53 Severance Agreement...................................................................................... 53 Change in Control Agreements .............................................................................. 53 Performance Share Awards ................................................................................. 54 Restricted Stock Units ...................................................................................... 54 Stock Option Agreements ................................................................................... 55 Annual Cash Incentive Awards .............................................................................. 55 Oshkosh Corporation Executive Retirement Plan ............................................................... 55 Defined Contribution Executive Retirement Plan ............................................................... 56 Deferred Compensation Plans ............................................................................... 56 PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ...................... 57 Board Recommendation .................................................................................... 58 PROPOSAL 4: SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS ............................................. 59 Board Recommendation .................................................................................... 59 ATTACHMENT A: NON-GAAP FINANCIAL MEASURES .......................................................... . A-1 OSHKOSH CORPORATION 2017 Proxy Statement

General Information About the Annual Meeting and Voting Q&A - ANNUAL MEETING AND VOTING PROCEDURES Q: Why am I receiving these materials? A: This Proxy Statement relates to the solicitation by our Board of Directors of proxies to be voted at our 2018 Annual Meeting of Shareholders, and at any adjournments or postponements of the Annual Meeting. We mailed our Notice of Internet Availability of Proxy Materials and we are making available this Proxy Statement on December 21, 2017, to all Oshkosh shareholders of record as of the close of business on December 11, 2017, the record date for voting at the Annual Meeting. Q: Who can attend the Annual Meeting? A: The Annual Meeting is for our shareholders of record as of the close of business on December 11, 2017, and invited guests. Q: Who is eligible to vote? A: All persons who own our Common Stock as of the close of business on December 11, 2017, are eligible to vote at the Annual Meeting. There were 74,623,851 shares of Common Stock outstanding and eligible to vote on that date. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. Q: What constitutes a quorum for the Annual Meeting? A: A quorum consisting of a majority of the votes represented by the outstanding shares of our Common Stock is needed to carry on the business of the Annual Meeting. This majority may be present in person or by proxy. Abstentions and “broker non-votes” (when a broker does not have authority to vote on the proposal in question) are counted as present in determining whether there is a quorum. Q: How many votes are required to pass each of the proposals? A: This table shows the votes required for each proposal: Proposal Votes to pass Excluded from “votes cast” Election of directors The eleven nominees who receive the most votes of all votes cast will be elected Abstentions, votes withheld, and broker non-votes Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending September 30, 2018 The votes cast “for” must exceed the votes cast “against” Abstentions Advisory vote on executive compensation The votes cast “for” must exceed the votes cast “against” Abstentions and broker non-votes Shareholder proposal regarding proxy access The votes cast “for” must exceed the votes cast “against” Abstentions and broker non-votes OSHKOSH CORPORATION 2017 Proxy Statement 1

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING | Q&A - Annual Meeting and Voting Procedures Q: Who is soliciting my vote? A: In this Proxy Statement, our Board is soliciting your vote for matters being submitted for shareholder approval at the Annual Meeting. Giving us your proxy means that you authorize the individuals identified on the proxy card to vote your shares at the Annual Meeting in the manner you direct. If any matters not shown on the proxy card are properly brought before the Annual Meeting, the proxy holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion. Q: How does the Board recommend shareholders vote? A: The Board unanimously recommends that you vote: S FOR the election of all eleven nominees to the Board of Directors; S FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2018; S FOR the proposal to approve, by advisory vote, the compensation of our named executive officers; and S AGAINST the shareholder proposal regarding proxy access. Q: How do I know if I am a shareholder of record and a beneficial owner of shares? A: If your Common Stock is held directly in your name with our transfer agent, Computershare Shareowner Services, you are considered a “shareholder of record” with respect to those shares. If this is the case, the Notice of Internet Availability of Proxy Materials has been provided directly to you. If your Common Stock is held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held for you in what is known as “street name”. If this is the case, you should have received the Notice of Internet Availability of Proxy Materials and a voting instruction form from your broker, bank or other nominee. As a beneficial owner, you cannot submit a proxy card to us directly, but you have the right to tell your bank, broker or other nominee how to vote your shares. The voting instruction form you received will not be accepted for voting purposes at the Annual Meeting. Q: Will my shares be voted if I do nothing? A: If you are a shareholder of record, you must submit your proxy in any of the ways stated below under “How do I vote” for your shares to be voted. If you return a proxy card by mail, or vote your shares via the internet or telephone, but do not give voting instructions, your shares will be voted in accordance with the recommendations of our Board. If you are a beneficial owner of shares held in “street name”, your bank, broker or other nominee may not vote your shares at the Annual Meeting on “non-routine matters”, as defined by the New York Stock Exchange, unless you have given voting instructions. Of the four proposals that will be considered at the Annual Meeting, only the ratification of the appointment of Deloitte & Touche LLP as our Company’s independent registered public accounting firm is considered a routine matter. If you do not give voting instructions to your broker, bank or other nominee, your shares will not be voted in the election of directors, on the advisory votes regarding executive compensation, or on the shareholder proposal regarding proxy access. OSHKOSH CORPORATION 2017 Proxy Statement 2

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING | Q&A - Annual Meeting and Voting Procedures Q: How do I vote? A: There are four ways to vote: Q: What if I receive more than one Notice of Internet Availability of Proxy Materials? A: If you received more than one Notice of Internet Availability of Proxy Materials, you may hold shares of Oshkosh Common Stock in more than one account. To ensure that all your votes are counted, please vote using one of the methods described above for each account in which you hold shares. Q: How can I revoke my proxy? A: If you are a shareholder of record, you can change your vote or revoke your proxy at any time before the Annual Meeting by doing any of the following: (1) vote again by telephone or online; (2) execute and deliver a valid proxy with a later date; (3) notify our Secretary in writing (at Secretary, Oshkosh Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566) that you revoke your proxy; or (4) vote in person at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your bank, broker, or other nominee in accordance with that entity’s procedures, or you can obtain a proxy from the entity that holds your shares and vote in person at the Annual Meeting. If you vote more than once with respect to the same shares, only the last-dated vote will be counted; each previous vote will be disregarded. Q: How do I vote if I am an employee participating in the Oshkosh Corporation Employee Stock Purchase Plan? A: If you participate in our Employee Stock Purchase Plan, you are a shareholder of record and can vote using any of the methods described above under “How do I vote?” Q: Who counts the votes? A: The independent inspector of election will tabulate the votes cast at the Annual Meeting. OSHKOSH CORPORATION 2017 Proxy Statement 3 Internet at Toll-free from the Mailing the signed In person at the www.proxyvote.com United States or proxy or voting Annual Canada to instruction form Meeting 1-800-690-6903

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING | Additional Information Regarding the Annual Meeting ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING Additional matters to come before the Annual Meeting Pursuant to our By-laws, a shareholder who wished to nominate a candidate for election to our Board of Directors or to present business at the Annual Meeting, other than a shareholder proposal pursuant to Rule 14a-8 or a nomination pursuant to our proxy access By-law provisions, was required to submit written notice that our Secretary received no later than November 5, 2017. Shareholders cannot raise these matters for the first time at the Annual Meeting. We did not receive any advance Board nominations or notice of any other business, and management knows of no matters other than those discussed in this Proxy Statement that are likely to be brought before the Annual Meeting. In the event any other matter properly comes before the Annual Meeting, the individuals named in the forms of proxy will vote the shares represented by each such proxy as directed by the Board or, if there is no such direction, in accordance with their judgment. Shareholders intending to present business at the 2019 Annual Meeting Shareholder proposals All shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (Rule 14a-8) for presentation at the 2019 Annual Meeting must be addressed to the attention of our Secretary, at P.O. Box 2566, Oshkosh, Wisconsin 54903-2566 and received at our offices by August 23, 2018, to be included in next year’s proxy statement. Shareholder director nominations or other business Our By-laws include a proxy access provision stating that shareholders who meet the requirements set forth in our By-laws may under certain circumstances include a specified number of director nominees in our proxy materials. Among other things, shareholders desiring to utilize this process for the 2019 Annual Meeting must give written notice to our Secretary between July 24, 2018 and August 23, 2018. A shareholder who intends to present business, other than a shareholder proposal pursuant to Rule 14a-8, or to nominate a director at the 2019 Annual Meeting, other than pursuant to our proxy access By-law provisions, must give written notice to our Secretary between October 12, 2018 and November 6, 2018 and must otherwise comply with applicable By-law provisions. We are not required to present any proposal or consider any nomination received outside of that time frame at the 2019 Annual Meeting (other than a proposal pursuant to Rule 14a-8 or a nomination pursuant to our proxy access By-law provisions). The Governance Committee will consider individuals recommended by shareholders for nomination to serve on the Board if the nominating shareholder complies with the additional procedures for recommendations described below under “Governance of the Company - Governance Committee”. Delivery of proxy materials The Notice of Annual Meeting of Shareholders, this Proxy Statement, and our 2017 Annual Report to Shareholders are available online at www.ProxyVote.com. If you share an address with one or more other beneficial owners of our Common Stock, you may collectively receive a single copy of our Notice of Internet Availability of Proxy Materials, Annual Report to Shareholders, and Proxy Statement. We will promptly deliver additional copies of these documents upon request to Ms. Kristeen Jossart, Oshkosh Corporation, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566, (920) 235-9151 ext. 22889. Proxy solicitation matters We will bear the cost of soliciting proxies, including printing and mailing this Proxy Statement and the Notice of Internet Availability of Proxy Materials. Proxies may be solicited personally, by email, by mail or by telephone by certain of our directors, officers, regular employees or representatives. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding our proxy solicitation materials to, and obtaining voting instructions from, beneficial owners of Oshkosh Common Stock. Additionally, we have retained Innisfree M&A Incorporated, a proxy solicitation firm, to help us solicit proxies for the Annual Meeting. We will pay Innisfree a fee of $20,000, plus reimbursement of out-of-pocket expenses. OSHKOSH CORPORATION 2017 Proxy Statement 4

Summary Information To assist you in reviewing the proposals to be considered at the Annual Meeting, we call your attention to the following information, which includes information about our fiscal 2017 financial performance. For more complete information, please review our 2017 Annual Report and this entire Proxy Statement. ANNUAL MEETING OF SHAREHOLDERS WHERE: Oshkosh Convention Center 2 North Main Street Oshkosh, Wisconsin 54901 WHEN: Tuesday, February 6, 2018 8:00 a.m. (Central Standard Time) BUSINESS HIGHLIGHTS Oshkosh Corporation is a world leader in designing, manufacturing and marketing specialty vehicles and vehicle bodies. We have a rich history and are focused on delivering strong financial performance in the future. Our rich history was evident during fiscal 2017 as we celebrated our 100th anniversary in communities and locations where we operate. Our products, which are known for their high quality, reliability, technology and safe operation, are used in difficult and challenging environments all over the world. We help our customers perform their jobs more efficiently and effectively by supplying industry leading equipment to: • Safely move troops and materials to support peace-keeping and combat missions • Position workers and materials at elevated heights OSHKOSH CORPORATION 2017 Proxy Statement 5 VOTING MATTERS Board Voting Where to find Agenda Item Recommendation more information 1. To elect eleven directors FOR each Page 9 nominee 2. To ratify the appointment of Deloitte & Touche LLP, an independent registered FOR the Page 26 accounting firm, as our independent auditors for the fiscal year end in gratification September 30, 2018 3. To approve, by advisory vote, the compensation of our named executive officers FOR the Page 57 resolution 4. To vote on a shareholder proposal regarding proxy access AGAINST the Page 59 proposal 5. To consider and act on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof

SUMMARY INFORMATION | BUSINESS Highlights • • • • Respond to emergencies with our fire apparatus Collect and haul refuse Transport and pour concrete Perform essential work functions for customers around the world Our team members are committed to delivering on our evolving MOVE strategy, which has guided us since it was first introduced in fiscal 2011 and which, we believe, will guide our future success. During fiscal 2017, we grew revenues in three of our four segments, leading to consolidated revenue growth of 8.8% to $6.83 billion compared to fiscal 2016. Our revenue increase was driven by the early stages of ramping up deliveries of the revolutionary JLTV and strong deliveries of M-ATVs under an international contract in our defense segment. Growth was further supported by an 8.1% sales increase in our fire & emergency segment. While access equipment segment sales grew only 0.5%, the segment surpassed expectations as the access equipment market became stronger during the year. We grew consolidated operating income by 27.2% to $463.0 million. Excluding $43.3 million of pre-tax restructuring related charges in the access equipment segment, adjusted consolidated operating income1 for the Company grew by 29.2% to $506.3 million. This growth was a result of strong execution and performance, broadly across the company. In particular, our defense and fire & emergency segments grew operating income by strong double-digit rates, and in the access equipment segment, while operating income decreased slightly, we delivered higher adjusted operating income1 on sales that were relatively flat. The strength of these three segments more than offset lower operating income in our commercial segment. Our defense segment performed well during the initial ramp-up of the JLTV, with shipments of over 600 units during fiscal 2017 and government-conducted vehicle test results that exceeded program requirements for reliability and durability. The JLTV program calls for Oshkosh to supply more than 18,000 protected light tactical wheeled vehicles over an eight-year period to our U.S. troops. The JLTV is expected to be an attractive option for allied militaries around the world. Our defense segment also benefitted from strong deliveries of M-ATVs under an international contract. Our access equipment segment solidly outperformed expectations for revenues and adjusted operating income1 during a year in which the segment also announced restructuring changes to better position the business for the future. Our fire & emergency segment surpassed 10% operating income margin for the year through a combination of focused execution of our MOVE strategy and disciplined pricing. Our commercial segment fell short of its targets for the year. The commercial team is implementing simplification actions that we expect will deliver improved financial results, but we expect it will take several quarters to begin to realize benefits from these actions. We continue to believe that all four segments are well-positioned for long-term success. We achieve success through a unique blend of businesses with a diverse variety of attractive end markets as well as our differentiated approach to operating the businesses as a cohesive integrated enterprise. We believe this helps set us apart from other industrial companies and makes us a “Different Integrated Global Industrial” company. Following is a list of market factors that support the positive outlook that we have for our Company: • Defense benefits from a number of multi-year contracts, most notably the eight-year JLTV contract, as well as numerous international opportunities. Construction spending in the U.S. has remained generally positive and is a significant driver for our access equipment and commercial segments and we expect it to be a key driver for the foreseeable future. Municipal tax receipts in the U.S. have been recovering and municipal spending has improved. Municipal spending is the largest source of fire apparatus funding and also supports refuse collection vehicle demand. Many of our markets consist of aged fleets. Customers will need to replace older units as the aging equipment becomes more expensive to maintain. We expect demand to increase when customers reduce fleet age with new equipment purchases. We are confident that the modern safety and productivity enhancements afforded by our access equipment products will continue to drive higher penetration rates and increased demand in emerging markets around the globe over the long-term. We also expect that access equipment demand will increase as replacement demand increases. Finally, as global population increases and urbanization continues, we expect to benefit as there will be needs for equipment to build, maintain and support the infrastructure that comes with urbanization. • • • • • These are just a few of the reasons that support our positive outlook. Coupling them with our People First culture, results in a winning formula for our team members, customers and shareholders. 1 This Proxy Statement includes non-GAAP results. See “Non-GAAP Financial Measures” in Attachment A to this Proxy Statement for a reconciliation to GAAP results. OSHKOSH CORPORATION 2017 Proxy Statement 6

SUMMARY INFORMATION | Stronger Results Driven By Evolving Move Strategy STRONGER RESULTS DRIVEN BY EVOLVING MOVE STRATEGY Oshkosh Corporation delivered solid overall results in fiscal 2017 with sales growth, operating income growth, operating income margin growth and EPS growth. We grew revenue in fiscal 2017 in three of our four segments, highlighted by a nearly 35% increase in our defense segment. A full year of ramping up production of JLTVs and significant deliveries of M-ATVs under an international contract were the main drivers of the higher defense segment sales. Fire & emergency segment sales increased 8.1% compared to fiscal 2016 led by favorable pricing, the benefits of a stronger mix of custom fire apparatus with greater content and higher production levels. Strong execution and improved demand in North America led to better than expected sales in our access equipment segment. Rental company market conditions improved in fiscal 2017, driving the better than expected results. Our commercial segment experienced atypical market dynamics and schedule volatility that led to operational challenges and lower sales and lower operating income. Our commercial segment is attacking complexity related to both order management and execution as they implement simplification actions aimed at improving results. We expect benefits from these actions to become evident later in fiscal 2018. The Company has laid the foundation for continued improvement in operating performance. Highlights of our fiscal 2017 performance include: • Delivered higher sales and strong operating income margins in three of our four segments Our defense and fire & emergency segments both delivered operating income margins of greater than 10%. Our access equipment segment delivered higher than expected sales and operating income margins of 8.6% or 10%1, excluding pre-tax restructuring-related charges. Our defense segment increased sales by almost 35% in fiscal 2017 and improved its operating income margin to 11.4%. This was largely the result of the ramp up of our JLTV program and increased sales of M-ATVs under an international contract. In our fire & emergency segment, sales increased by more than 8% and operating income margins increased by 310 basis points. The improved performance by the fire & emergency segment was primarily due to improved pricing. Responsible capital allocation enhanced by our dividend increase We continued our responsible capital allocation by paying $62.8 million in dividends in fiscal 2017. Since fiscal 2012, we have returned more than $1 billion in cash to shareholders through share repurchases and dividends, including the repurchase of more than 20 million shares of our Common Stock, representing a 20% reduction in the number of shares outstanding. We have also increased our quarterly cash dividend rate by more than 10% for four straight years, while at the same time strengthening our balance sheet. A strong focus on global product development We benefit from a structured product development process in our businesses as we bring new technologies and new products to market. Material science expertise is essential to the advanced development of protective armor in our defense business. Our fire & emergency team was able to leverage and apply this shared expertise to develop our revolutionary two-axle ladder truck, the Ascendant®. The Ascendant® was launched in fiscal 2015, followed by seven additional configurations over the next two years. Our proprietary TAK-4® independent suspension and mobility system is legendary in the military, and has been applied to commercial applications to enhance performance and provide competitive advantage. We bring extensive knowledge and technical expertise disciplines together, including advanced and sophisticated modeling and simulation techniques, and couple them with our “design to value” methodology, to consistently deliver new products at affordable prices to our customers. We possess strong design and development capabilities at both the segment and corporate levels, which allows us to deploy resources in a targeted manner. Deliveries increased as the historic JLTV program began to ramp up We believe the historic award of the $6.7 billion JLTV contract positions our defense segment for strong performance into the next decade. The JLTV will become the workhorse for transporting the next generation of U.S. soldiers and Marines on the battlefield. We began ramping up delivery of these revolutionary vehicles in fiscal 2017 and expect to more than double shipments in fiscal 2018. People First culture recognized and rewarded Our People First culture brings together team members with diverse and complementary backgrounds to create a vibrant and engaging workplace. Oshkosh Corporation is dedicated to developing our team members and enabling them to meet our customers’ needs and drive improved customer satisfaction and financial performance. Our efforts were recently recognized with awards such as Ethisp here’s “World’s Most Ethical Companies” for two consecutive years and Forbes “America’s Best Large Employers”. • • • • We believe our mix of businesses and favorable end market dynamics provide Oshkosh Corporation with a unique opportunity to deliver strong performance when combined with our integrated operations and evolving MOVE strategy. We believe our defense segment has numerous tailwinds, led in large part by the revolutionary and award-winning JLTV, OSHKOSH CORPORATION 2017 Proxy Statement 7

SUMMARY INFORMATION | Stronger Results Driven By Evolving Move Strategy which takes us into the next decade as the supplier to the U.S. government under this key program. Our access equipment business in North America executed well and experienced an improved business climate in North America in fiscal 2017. We expect strong market conditions and our execution will lead to additional growth in the segment in fiscal 2018. We believe both the fire & emergency and commercial segments will benefit from aged fleets and the need to replace older equipment. These segments are also focused on simplification initiatives intended to deliver improved bottom line results in a slow growth environment. * * * * This Proxy Statement, including the “Business Highlights” sections and the accompanying letter to shareholders, contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding our future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this Proxy Statement, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, are influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles, including a future Family of Medium Tactical Vehicles production contract; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed November 21, 2017. All forward-looking statements speak only as of the date of this proxy, December 21, 2017. The Company assumes no obligation, and disclaims any obligation, to update information contained in this presentation. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all. OSHKOSH CORPORATION 2017 Proxy Statement 8

Proposal 1 ELECTION OF DIRECTORS BACKGROUND TO BOARD’S RECOMMENDATION FOR DIRECTOR NOMINEES Board composition, refreshment and diversity are priorities for our shareholders as well as for our Board. Our Board seeks to provide orderly refreshment while sustaining strong board composition and diversity. We define diversity broadly. We look for diversity of personal attributes of the individual directors as well as diverse careers, areas of expertise and tenure on the Board. Our Board continues to review both its size and composition to accommodate outstanding candidates while retaining the balance of skills and attributes needed to oversee our Company’s complex, global operations. The Board has selected eleven nominees for election at the 2018 Annual Meeting, each to hold office until the next Annual Meeting and the election of his or her successor. All are current directors and each nominee has agreed to be named in this Proxy Statement and to serve on the Board of Directors if elected. With the exception of Mr. Jones, our President and Chief Executive Officer, all nominees for the Board are independent as defined by New York Stock Exchange (NYSE) listing standards. All ten of our independent directors have joined our Board since 2008. They have brought valuable and varied experience in distinct and critical areas of importance to our businesses, each providing a fresh perspective on our Board. In 2008, our Board elected Craig P. Omtvedt, who brings extensive public company leadership experience as well as financial management and knowledge of audit practices. In 2010 and 2011, we enhanced our Board’s defense industry expertise by electing Gen. (Ret.) William S. Wallace and Lt. Gen. (Ret.) Leslie F. Kenne, who served in the United States Army and Air Force, respectively. In 2011, we elected Peter B. Hamilton and Duncan J. Palmer, each of whom brings an extensive financial background as a former Chief Financial Officer of a publicly-traded company. In 2012, our shareholders elected John S. Shiely, the former Chairman and Chief Executive Officer of Briggs & Stratton Corporation. Mr. Shiely brings extensive public company leadership experience as well as legal and administrative experience to our Board. In 2013, our shareholders elected Stephen D. Newlin, then Chairman and Chief Executive Officer of PolyOne Corporation. Mr. Newlin currently serves as Chair and Chief Executive Officer of Univar Inc., a global chemical distributor and provider of value added services. Among other attributes, Mr. Newlin brings extensive knowledge and experience with respect to international issues to our Board. In 2015, the Board elected Steven C. Mizell, who brings extensive experience in human resources and international matters, and Keith J. Allman, who is a seasoned business leader with finance and chief executive officer experience leading strategy development and implementation and process improvement initiatives on a global basis. Mr. Jones, who was elected by the Board and then by shareholders in 2016, brings strong leadership skills with a deep understanding of our customers, products and markets. Most recently, in 2016, Kimberley Metcalf-Kupres was elected to our Board. She brings significant experience in sales and marketing, international business, strategy, innovation, government relations and industry experience. Director Criteria, Background and Experience Our Board defines the personal and professional qualifications that nominees must demonstrate. These criteria are described in detail in the Policies and Guidelines section on the Corporate Governance page under the “About Oshkosh” tab located on our website, www.oshkoshcorporation.com, and on pages 9 to 18 of this Proxy Statement. We are not including the information contained on our website as part of, or incorporating it by reference into, this Proxy Statement. The Governance Committee is tasked with evaluating all current directors and conducting a robust search to identify potential additional nominees with the skills and qualifications needed to ensure that the long-term strategy for the OSHKOSH CORPORATION 2017 Proxy Statement 9

PROPOSAL 1 | Election of Directors composition of our Board is met. Each potential candidate for nomination is thoroughly vetted against the skills and qualifications that all nominees must possess, with attention to particular competencies that will ensure we continue to have a Board able to serve the interests of the shareholders of a global company with diverse products and customer base. In addition to the brief biographies of each of our Board’s nominees presented on pages 12 to 17, below is a summary of the nominees’ attributes, qualifications, experience and knowledge that led our Board of Directors to conclude that each nominee should serve as a director. If for some reason a nominee is unable to serve, the individuals named as proxies may vote for a substitute nominee recommended by the Board and, unless you indicate otherwise when voting, your shares will be voted in favor of our remaining nominees. SUMMARY OF QUALIFICATIONS AND EXPERIENCE OF NOMINEES FOR BOARD OF DIRECTORS Directors OSHKOSH CORPORATION 2017 Proxy Statement 10 Keith J. Allman • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • Peter B. Hamilton • • Wilson R. Jones • • • Leslie F. Kenne • Kimberley Metcalf-Kupres • • • • • • • • • • • Steven C. Mizell Stephen D. Newlin • • • • • • • Craig P. Omtvedt Duncan J. Palmer John S. Shiely • • • • William S. Wallace • •

PROPOSAL 1 | Election of Directors

BOARD OF DIRECTORS NOMINEES - COMMITTEES

Name	Age	Director Since	Independent	Audit Committee	Human Resources Committee	Governance Committee
Keith J. Allman	55	2015	Yes	●		
Peter B. Hamilton	71	2011	Yes	C		
Wilson R. Jones	56	2016	No			
Leslie F. Kenne	70	2010	Yes			C
Kimberley Metcalf-Kupres	56	2016	Yes		●	
Steven C. Mizell	57	2015	Yes		C	
Stephen D. Newlin	64	2013	Yes		●	●
Craig P. Omtvedt	68	2008	Yes	A	A	A
Duncan J. Palmer	52	2011	Yes	●		
John S. Shiely	65	2012	Yes		●	●
William S. Wallace	71	2011	Yes		●	

C Chair **A** Alternate

OSHKOSH CORPORATION 2017 Proxy Statement 11

PROPOSAL 1 | Election of Directors Keith J. Allman PUBLIC DIRECTORSHIPS: • Masco Corporation Mr. Allman has been President and Chief Executive Officer of Masco Corporation, a global leader in the design, manufacture and distribution of branded home improvement and building products, since 2014. From 2011 to 2014, he was Group President, Plumbing and Cabinetry, of Masco and from 2009 to 2011, Mr. Allman was the Group Vice President, Plumbing Products and President, Delta Faucet Company. Previously, Mr. Allman held positions of increasing responsibility within Masco Corporation, including Executive Vice President, Operations, Masco Builder Cabinet Group. Prior to joining Masco, Mr. Allman held leadership positions in the engineering, manufacturing and quality management areas of General Motors Corporation. Mr. Allman has strong business leadership qualities with significant experience as a change agent and process improvement leader. In addition, he brings significant experience in the automotive industry, international business, finance and accounting, marketing, product development and strategic planning. Age: 55 Director Since: 2015 OSHKOSH COMMITTEES: Audit Peter B. Hamilton PUBLIC DIRECTORSHIPS: • Sun Coke Energy, Inc. FORMER PUBLIC DIRECTORSHIPS: • Spectra Energy Corp. Mr. Hamilton served as Senior Vice President and Chief Financial Officer of Brunswick Corporation, a leading global designer, manufacturer and marketer of recreational products, from 2008 until his retirement in 2013. Mr. Hamilton was Vice Chairman of the Board of Directors of Brunswick Corporation from 2000 to 2007, during which period he led several operating divisions of Brunswick. Mr. Hamilton also served as Brunswick’s Executive Vice President and Chief Financial Officer from 1998 to 2000, and Senior Vice President and Chief Financial Officer from 1995 to 1998. Before his career at Brunswick Corporation, Mr. Hamilton served in various positions at Cummins Inc., a global company that designs, manufactures, sells and services diesel engines and related technology, including Chief Financial Officer, General Counsel and Secretary. Previously, Mr. Hamilton was a partner in a Washington, D.C. law firm, held a number of senior positions in the federal government, and was an officer in the U.S. Navy. Mr. Hamilton brings our Board knowledge and insight into overseeing and evaluating the management of financial and strategic operations. He has extensive experience serving in leadership positions with manufacturing companies, board of directors experience, accounting and financial expertise, and both legal and military experience. Age: 71 Director Since: 2011 OSHKOSH COMMITTEES: Audit (Chair) OSHKOSH CORPORATION 2017 Proxy Statement 12

PROPOSAL 1 | Election of Directors Wilson R. Jones PUBLIC DIRECTORSHIPS: • Thor Industries, Inc. Mr. Jones became President and Chief Executive Officer and was elected to the Board effective January 1, 2016. Mr. Jones joined Oshkosh Corporation in 2005, most recently serving as President and Chief Operating Officer, a position to which he was promoted in August 2012. He previously served as President of the access equipment segment and, before that, President of the fire & emergency segment. In 2007, Mr. Jones was named President of Pierce Manufacturing, Inc. When he joined our Company in 2005, Mr. Jones was vice president, general manager of the Airport Products business unit. During his tenure with our Company, Mr. Jones successfully drove domestic and international growth, oversaw customer experience improvement initiatives and led global strategic planning and development. Specifically, as President and Chief Operating Officer, Mr. Jones had exposure to all businesses and corporate functions and worked on matters of strategic importance for our Company. This role brought ever increasing responsibility across our Company. Mr. Jones has long been in the specialty vehicle manufacturing industry and currently serves on the board of Thor Industries, Inc. a leading manufacturer of recreational vehicles. He brings a deep knowledge of our industries, strong customer relationship background and a thorough understanding of our Company’s domestic and global markets. Age: 56 Director Since: 2016 Leslie F. Kenne PUBLIC DIRECTORSHIPS: • Harris Corporation FORMER PUBLIC DIRECTORSHIPS: • Unisys Corporation Lt. Gen. (Ret.) Kenne currently acts as an independent consultant to organizations and businesses serving the U.S. Department of Defense. During her 32-year career in the U.S. Air Force, Lt. Gen. (Ret.) Kenne served in three Pentagon staff positions and directed three major programs. She served as the Deputy Chief of Staff, Warfighting Integration, at the Pentagon from 2002 until 2003; as Commander, Electronic Systems Center, at Hanscom Air Force Base from 1999 to 2002; and as Deputy Director, and later Director, of the Joint Strike Fighter Program at the Pentagon from 1996 to 1999. Lt. Gen. (Ret.) Kenne brings our Board knowledge and insight into the issues we face in working with the U.S. Department of Defense and key domestic and international companies active in the defense industry. Through the experience she gained in her distinguished military career, Lt. Gen. (Ret.) Kenne has extensive knowledge of the management of U.S. Department of Defense acquisition programs and military project development programs. She also brings valuable perspectives gained from her service on the boards of other public companies. Age: 70 Director Since: 2010 OSHKOSH COMMITTEES: Governance (Chair) OSHKOSH CORPORATION 2017 Proxy Statement 13

PROPOSAL 1 | Election of Directors Kimberley Metcalf-Kupres From 1994 until her retirement in 2017, Ms. Metcalf-Kupres, held various leadership positions with Johnson Controls International plc, including most recently Chief Marketing Officer for Johnson Controls. Johnson Controls is a global diversified technology and multi industrial leader. From 2007 to 2013, she served as Vice President, Strategy, Marketing and Sales of the Power Solutions business of Johnson Controls. She was a founding member of the Women’s Resource Network at Johnson Controls and has actively worked on gender parity issues through her participation on the World Economic Forum. Prior to joining Johnson Controls, Ms. Metcalf-Kupres held marketing and business development roles at Menasha Corporation, a leading manufacturer of product packaging, Scotsman Industries, a leader in lawn and garden products, and ITW, a diversified manufacturer. Ms. Metcalf-Kupres brings our Board significant experience in sales and marketing, international business, strategy, innovation and government relations in a sophisticated technology-driven company. She also has keen insight into the challenges of managing human resources in this environment. Age: 56 Director Since: 2016 OSHKOSH COMMITTEES: Human Resources Steven C. Mizell Mr. Mizell is Executive Vice President and Chief Human Resources Officer at Monsanto Company, a leading global agricultural products company, a position he has held since 2007. From 2004 to 2007, Mr. Mizell was the Senior Vice President, Human Resources with Monsanto. Prior to joining Monsanto, Mr. Mizell served as Senior Vice President and Chief Corporate Resource Officer for AdvancePCS, Inc., a pharmaceutical and health management company, which is now a part of Caremark Rx. He also served as Senior Vice President and Chief Human Resources and Real Estate Officer for Ziloc, Inc., a California-based semiconductor company. Mr. Mizell began his career at Westinghouse Electric Company, where he held a number of senior positions in human resources and general management. Mr. Mizell brings to the Board world-wide knowledge and expertise regarding labor relations and human resources management. He has extensive practical experience managing and developing programs for compensation, recruitment, training, and development of executives and personnel at all levels of multinational organizations. Age: 57 Director Since: 2015 OSHKOSH COMMITTEES: Human Resources (Chair) OSHKOSH CORPORATION 2017 Proxy Statement 14

PROPOSAL 1 | Election of Directors Stephen D. Newlin PUBLIC DIRECTORSHIPS: • The Chemours Company • Univar Inc. FORMER PUBLIC DIRECTORSHIPS: • • PolyOne Corporation The Valspar Corporation • Black Hills Corporation Mr. Newlin joined Univar Inc., a global distributor of chemicals and services, as the President and Chief Executive Officer in June 2016 and was appointed Chair of the Board of Directors in November 2016. Commencing May 2017, Mr. Newlin serves as Chair and Chief Executive Officer of Univar. From 2006 to 2014, Mr. Newlin served as the Chairman, President and Chief Executive Officer of PolyOne Corporation, a leading global formulator of highly specialized polymer materials, services and solutions, and he served as PolyOne Executive Chair of the Board from 2014 to May 2016. Mr. Newlin served as President-Industrial Sector of Ecolab, Inc., a global leader in cleaning and sanitizing specialty chemicals, products and services, from 2003 to 2006. He was President of Nalco Chemical Company, a manufacturer of specialty chemicals, services and systems, from 1998 to 2001, and Chief Operating Officer from 2000 to 2001. Mr. Newlin brings our Board knowledge and insight into overseeing the management of global strategic operations. He is a top executive officer in the specialty chemical industry, he has experience as a director of several public companies, and he has a keen understanding of international business and regulatory issues as a result of his global executive management responsibilities. Age: 64 Director Since: 2013 OSHKOSH COMMITTEES: Human Resources Governance Craig P. Omtvedt PUBLIC DIRECTORSHIPS: • • General Cable Corp. Conagra Brands, Inc. FORMER PUBLIC DIRECTORSHIPS: • The Hillshire Brands Company Mr. Omtvedt served as Senior Vice President and Chief Financial Officer for Fortune Brands, Inc., a leading consumer products company, from 2000 until 2011. He continued as an employee of Fortune Brands’ successor company, Beam Inc., until his retirement at the end of 2011, and served as an advisor to Beam Inc. through 2012. He joined Fortune Brands in 1989 serving in various capacities, including Director, Audit; Deputy Controller; Vice President, Deputy Controller and Chief Internal Auditor; Vice President and Chief Accounting Officer; and Senior Vice President and Chief Accounting Officer. Mr. Omtvedt previously served in financial positions of increasing responsibility at both The Pillsbury Company and Sears, Roebuck & Company. Mr. Omtvedt is actively involved with the Boys & Girls Club of America, serving as a National Trustee. Mr. Omtvedt brings our Board knowledge and insight into overseeing the management of public company financial and strategic operations. He has served on the boards of other public companies, has extensive experience in financial management and knowledge of audit practices, and international business management experience. Age: 68 Director Since: 2008 OSHKOSH COMMITTEES: Alternate for All Committees OSHKOSH CORPORATION 2017 Proxy Statement 15

PROPOSAL 1 | Election of Directors Duncan J. Palmer FORMER PUBLIC DIRECTORSHIPS: • • • Reed Elsevier Group plc Reed Elsevier PLC Reed Elsevier N.V. In 2014, Mr. Palmer joined Cushman and Wakefield, a leading provider of commercial real estate services, as its Global Chief Financial Officer. From 2012 until 2014, Mr. Palmer served as Group Finance Director of Reed Elsevier Group plc, a leading provider of professional information solutions to the science, medical, legal, risk management, and business-to-business sectors, and its parent companies. From 2007 to 2012, Mr. Palmer was the Senior Vice President, Chief Financial Officer of Owens Corning which markets building materials and composite systems. Mr. Palmer had previously spent 20 years with Royal Dutch / Shell Group, where he held positions of increasing responsibility, including Vice President, Upstream Commercial Finance, for Shell International Exploration and Production BV, and Vice President, Finance, Global Lubricants, for the Royal Dutch Shell Group of Companies. Mr. Palmer brings our Board knowledge and insight into overseeing and evaluating the management of financial and strategic operations. He has served on the boards of other public companies, has extensive experience in international financial and accounting positions, and international business management experience. Age: 52 Director Since: 2011 OSHKOSH COMMITTEES: Audit John S. Shiely PUBLIC DIRECTORSHIPS: • • • Quad/Graphics, Inc. BMO Financial Corporation BMO Harris Bank N.A. FORMER PUBLIC DIRECTORSHIPS: • The Scotts Miracle-Gro Company Mr. Shiely is the Retired Chairman of Briggs & Stratton Corporation, a producer of gasoline engines for outdoor power equipment, a position he held until 2010. He was Chief Executive Officer at Briggs & Stratton from 2001 until 2009. Mr. Shiely joined Briggs & Stratton in 1986 and served in various capacities, including Vice President and General Counsel, Executive Vice President - Administration, and President. Mr. Shiely brings our Board knowledge and insight into overseeing and evaluating management and operations. He has extensive experience as a chief executive officer of a publicly-traded company, as well as experience on the boards of several other public companies. In addition, he has both legal and administrative expertise and experience managing international business operations. Age: 65 Director Since: 2012 OSHKOSH COMMITTEES: Governance Human Resources OSHKOSH CORPORATION 2017 Proxy Statement 16

PROPOSAL 1 | Election of Directors William S. Wallace PUBLIC DIRECTORSHIPS: • CACI International Inc. Gen. (Ret.) Wallace, who retired in 2008 after almost 40 years in the U.S. Army, currently acts as an independent consultant to organizations and businesses serving the U.S. Department of Defense. His most recent position was Commanding General of the U.S. Army Training and Doctrine Command from 2005 to 2008, where he was responsible for managing the training efforts at 32 schools at 16 Army installations. Prior to that, he served as the Commanding General of the Joint Warfighting Center U.S. Joint Forces Command from 1999 to 2001, where he was responsible for the development and delivery of joint forces training policy and joint forces doctrine; as Commanding General of the Fifth U.S. Corps in Germany and Iraq from 2001 to 2003; and as Commanding General of the U.S. Army Combined Army Center at Fort Leavenworth, Kansas from 2003 to 2005. In both Vietnam and Iraq, Gen. (Ret.) Wallace led U.S. soldiers in combat. Gen. (Ret.) Wallace’s distinguished military service, extensive experience in military command positions and knowledge of military operations bring our Board knowledge and insight into issues our Company faces in dealing with our government customers such as the U.S. Department of Defense. In addition, Gen. (Ret.) Wallace’s extensive experience with large-scale training programs gives him valuable insight into our human resources issues. Age: 71 Director Since: 2011 OSHKOSH COMMITTEES: Human Resources Board Recommendation The Board recommends that shareholders vote FOR the election of the eleven nominees identified above. The Board’s recommendation is based on carefully considered judgment that the skills, experience, backgrounds and attributes of the nominees make them the best candidates to serve on our Board. nominees for director identified above. OSHKOSH CORPORATION 2017 Proxy Statement 17 FOR The Board of Directors recommends a vote FOR the Board’s eleven

Director Compensation



The table below summarizes the compensation paid to or earned by our non-employee directors during fiscal 2017.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
Keith J. Allman	104,125	137,295	2,975	—	244,395
Richard M. Donnelly (5)	99,167	—	26,710	—	125,877
Peter B. Hamilton	124,188	137,295	—	—	261,483
Leslie F. Kenne	114,125	137,295	—	—	251,420
Kimberley Metcalf-Kupres	104,125	137,295	1,784	—	243,204
Steven C. Mizell	113,500	137,295	716	—	251,511
Stephen D. Newlin	117,344	137,295	—	—	254,639
Craig P. Omtvedt	204,438	137,295	—	—	341,733
Duncan J. Palmer	104,125	137,295	—	—	241,420
John S. Shiely	112,563	137,295	—	—	249,858
Richard G. Sim (6)	24,625	—	—	—	24,625
William S. Wallace	104,125	137,295	—	—	241,420

(1) Mr. Jones, who served as both a director and our President and Chief Executive Officer during fiscal 2017, received no additional compensation for his service on our Board of Directors and is not included in this table. The compensation Mr. Jones received as our President and Chief Executive Officer during and for fiscal 2017 is shown in the Summary Compensation Table on page 43.

(2) As SEC rules require, amounts in this column are based on the aggregate grant date fair value of awards to our directors under our 2017 Incentive Stock and Awards Plan. The amounts shown represent the value of our stock that directors received and are not actual cash amounts paid to the directors or amounts the directors actually realized or will realize as a result of these awards. We computed the aggregate grant date fair value of these awards in accordance with FASB ASC Topic 718, based on the market price of the shares awarded on the date of grant. This amount includes the value of dividends that the holder of shares is entitled to receive.

OSHKOSH CORPORATION 2017 Proxy Statement 18

DIRECTOR COMPENSATION | (3) The table below sets forth the aggregate number of stock options awarded to each of our non-employee directors in prior fiscal years that were outstanding at September 30, 2017. Aggregate Number of Outstanding Stock Option Awards Name (#) Keith J. Allman Richard M. Donnelly Peter B. Hamilton Leslie F. Kenne Kimberley Metcalf-Kupres Steven C. Mizell Stephen D. Newlin Craig P. Omtvedt Duncan J. Palmer John S. Shiely Richard G. Sim William S. Wallace — 300 1,500 2,500 — — — — 1,500 — 5,100 — (4) The amounts in this column represent above-market interest on non-qualified deferred compensation computed on a quarter-by-quarter basis. The above-market interest rate is the percentage amount by which the interest rate earned on deferred compensation in fiscal 2017 exceeded 120% of the applicable federal long-term interest rate, with compounding, at the time the interest rate was set. The annual interest rate earned on deferred compensation for the first quarter of fiscal 2017 was 4.50%, the second quarter was 4.75%, the third quarter was 5.00% and the fourth quarter was 5.25%. For the same periods, 120% of the applicable long-term interest rate was 2.69%, 3.30%, 3.18%, and 3.09% respectively. (5) Mr. Donnelly retired from our Board on February 7, 2017. (6) Mr. Sim retired from our Board on November 22, 2016. Retainer and Meeting Fees Each non-employee director is entitled to receive an annual retainer of $92,500. Mr. Omtvedt is entitled to receive an additional annual retainer of $150,000 in recognition of his position as Chairman of the Board. Directors, other than Chairpersons, receive a fee of $13,500 per calendar year for each committee on which they serve. The Chairpersons of the Audit Committee and the Human Resources Committee each receive an additional annual retainer of $15,000, and the Chairperson of the Governance Committee receives an additional annual retainer of $10,000. We also reimburse directors for reasonable travel and related expenses they incur attending Board and Board committee meetings and continuing education programs. Stock Awards We generally grant shares of stock to our non-employee directors at the meeting of our Board held on the date of our Annual Meeting of Shareholders or at the time a director joins our Board. Effective on election at our 2017 Annual Meeting of Shareholders, we granted to each of our then non-employee directors 2,025 shares of our Common Stock under the Oshkosh Corporation 2017 Incentive Stock and Awards Plan. The stock awards were at the 50th percentile of the Willis Towers Watson data for non-employee director compensation. Deferred Compensation Plan Non-employee directors may elect to participate in our Deferred Compensation Plan for Directors and Executive Officers. This plan permits individual directors to defer any or all of their compensation from Oshkosh, including their stock awards. A director who defers fees may elect to have deferred amounts credited to a fixed-income investment account or a stock account. Deferrals of stock awards must be credited to a stock account. Deferrals credited to a fixed-income investment account earn interest at the prime rate as published in The Wall Street Journal on the last business day of the immediately preceding quarter, plus 1%. Deferrals credited to a stock account are treated as though invested in our Common Stock. Any dividends earned on our Common Stock are reinvested in each director’s stock account. Payments from the Deferred Compensation Plan may be made in a lump sum or in annual installments for up to ten years at the election of the director. OSHKOSH CORPORATION 2017 Proxy Statement 19

DIRECTOR COMPENSATION | Payments generally commence when a director ceases to be a member of our Board. In the event of a change in control of our Company, as defined in the Deferred Compensation Plan, we will pay out the deferred compensation plan accounts of all directors in a single lump sum cash payment. Stock Ownership Guidelines for Directors The Human Resources Committee has adopted stock ownership guidelines for non-employee directors to ensure that non-employee directors have a direct stake in the success of our Company. Under these guidelines, non-employee directors are encouraged to acquire and own our Common Stock in an amount equal to five times their respective annual cash retainers. Non-employee directors should achieve this stock ownership level within five years of becoming a director. As of December 1, 2017, all directors, except Ms. Metcalf-Kupres, who has served as a director for less than five years, met the requisite stock ownership levels. Mr. Jones is subject to the stock ownership guidelines that apply to our executive officers. Our Company has a policy that prohibits directors and all officers from entering into certain transactions for their individual accounts, including hedging or pledging our Common Stock and trading in puts, calls or other derivative securities relating to the Common Stock. OSHKOSH CORPORATION 2017 Proxy Statement 20

Governance of the Company Board of Directors Independence With the exception of our President and Chief Executive Officer, Mr. Jones, all of the nominees for election to our Board are independent. The Board has determined that no non-employee director nominee has a material relationship with our Company and that all are independent under NYSE listing standards. Further, no director or executive officer has any family relationship with any other director or executive officer. Meetings of the Board of Directors The Board of Directors met five times during fiscal 2017. Each director nominee attended all of the meetings of the Board occurring while he or she was a director and no less than 75% of all Committee meetings. The Board expects directors to attend the Annual Meeting of Shareholders. All of our directors attended our 2017 Annual Meeting, either in person or by phone or video conference, and we anticipate that all director nominees will attend the Annual Meeting in person in 2018. Our independent, non-employee directors met in executive session, without the presence of our officers, on five occasions during fiscal 2017. The independent Chairman of the Board, (Mr. Omtvedt since February 7, 2017) presided over all executive session meetings of the non-employee directors. Shareholder Engagement and Say-on-Pay Our shareholders are key participants in the governance of our Company. For this reason, we spend time meeting with our shareholders, listening to their concerns, and responding to their feedback. During fiscal 2017, members of the management team met with shareholders and potential shareholders on many occasions. Our management also proactively reached out to shareholders following each of our four quarterly earnings releases. During these candid meetings, we discussed our Company’s performance and our MOVE strategy, and heard shareholder feedback on a variety of topics. We know that executive compensation is among the many issues important to shareholders. The Board is particularly pleased that, at our 2017 Annual Meeting, approximately 97% of the votes cast were in favor of the advisory proposal to approve the compensation of our named executive officers. Communicating with the Board of Directors We encourage you to share your opinions, interests, concerns, and suggestions. If you would like to communicate with the Chairman or with the Board as a whole, you may send correspondence to the Secretary, Oshkosh Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566. Your correspondence will be forwarded to the Board or the appropriate committee, as applicable. Committees of the Board of Directors Our Board of Directors has three standing committees: the Audit Committee, the Governance Committee, and the Human Resources Committee. The members and responsibilities of these committees as of the date of the Notice of Annual Meeting of Shareholders are set forth below. The Board has determined that each member of each committee is an independent director as defined under NYSE listing standards and SEC rules, including rules specifically pertaining to members of audit committees and compensation committees. OSHKOSH CORPORATION 2017 Proxy Statement 21

GOVERNANCE Of THE COMPANY | Audit Committee » Peter B. Hamilton (chair) Keith J. Allman Duncan J. Palmer Craig P. Omtvedt (alternate member) • oversees the fulfillment by management of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system assists with Board oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, and the independence and qualifications of our independent registered public accounting firm • appoints, compensates, and oversees the work of our independent registered public accounting firm, which reports directly to the Audit Committee oversees our internal audit function assists the Board with oversight of our risk management program oversees the implementation and effectiveness of the Company’s ethics and compliance program » » » • • • • The Audit Committee met eight times during fiscal 2017, each time including an executive session. The Audit Committee has a charter that specifies its responsibilities, and the Audit Committee believes it fulfills that charter. All members of the Audit Committee are independent directors and financially literate under the applicable NYSE listing standards, and the Board has determined that each of Keith J. Allman, Peter B. Hamilton, Craig P. Omtvedt, and Duncan J. Palmer is an “audit committee financial expert” as defined under SEC rules. Our independent registered public accounting firm and internal auditors met with the Audit Committee with and without representatives of management present. Governance Committee » » » » Leslie F. Kenne (chair) Stephen D. Newlin John S. Shiely Craig P. Omtvedt (alternate member) • identifies individuals qualified to become Board members and recommends nominees to our Board for election as directors oversees the annual Board self-evaluation makes recommendations to the Board regarding Board and Committee structure, Committee charters, and corporate governance • develops, for approval by the full Board, corporate governance guidelines applicable to our Company Oversees administration of the Code of Ethics Applicable to Directors and Senior Executives • • • The Governance Committee met four times during fiscal 2017, each time including an executive session. Selection of Nominees for Election to the Board and Consideration of Shareholder-Recommended Candidates The Governance Committee will consider candidates for nomination as a director recommended by shareholders, directors, officers, third-party search firms, and other sources, and reviews all candidates in the same manner, regardless of the source of the recommendation. In evaluating candidates, the Governance Committee considers the needs of the Board and attributes of the individual candidates, including character, judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint, and industry knowledge. The Board and the Governance Committee believe director candidates should possess the following minimum qualifications: (i) the highest personal and professional ethics, integrity and values; (ii) the ability to make independent analytical inquiries and to exercise sound business judgment; OSHKOSH CORPORATION 2017 Proxy Statement 22 THE GOVERNANCE COMMITTEE: MEMBERS: THE AUDIT COMMITTEE: MEMBERS:

GOVERNANCE Of THE COMPANY | (iii) relevant expertise and experience and an understanding of our business environment, together with the ability to offer advice and guidance to the Board and executives based on that expertise, experience and understanding; (iv) background as chief or other senior executive officer of a public company or leader of a major complex organization, including commercial, scientific, government, military, and educational and other non-profit institutions; (v) independence from any particular constituency, ability to represent all shareholders of our Company, and a commitment to enhancing long-term shareholder value; and (vi) sufficient time available to devote to activities of the Board and to enhancing his or her knowledge of our business. Unless otherwise determined by the Governance Committee, director nominees must be younger than 72. In addition, the Board and the Governance Committee believe at least one director should have the requisite experience and expertise to be designated an “audit committee financial expert” as defined by applicable SEC rules. Any shareholder who wishes to recommend a director candidate must provide written notice to the attention of our Secretary at the address shown on the Notice of Annual Meeting of Shareholders. Such notice must include the shareholder’s name and address; the class and number of shares of Common Stock owned; the name, age, business address, and principal occupation of the candidate; and the number of shares of Common Stock owned by the candidate, if any. The notice also must include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. We may require any candidate to furnish additional information, within reason, to determine the candidate’s eligibility. A shareholder wishing to nominate a candidate for election as a director also must comply with the provisions of our By-laws described under “Additional Information Regarding the Annual Meeting - Shareholders intending to present business at the 2019 Annual Meeting”. Diversity on the Board Our Corporate Governance Guidelines have long provided that our Board is committed to a diversified membership. Our Board defines diversity broadly, to include the personal attributes of the individual directors as well as their various careers and areas of expertise and their tenure on the Board. As part of its process of identifying potential nominees, the Governance Committee considers the attributes of existing directors and directs the third-party executive search firm that assists in identifying candidates to search for individuals who would contribute to diversity. As part of its annual self-evaluation, the Governance Committee assesses the effectiveness of its efforts to attain diversity by considering whether it has an appropriate process for identifying and selecting director candidates. Human Resources Committee » Steven C. Mizell (chair) Kimberley Metcalf-Kupres Stephen D. Newlin John S. Shiely William S. Wallace Craig P. Omtvedt (alternate member) • oversees our organizational, personnel, compensation and benefits policies and practices establishes the compensation for executive officers and directors • oversees the administration of other executive compensation and benefit plans » • » » » » The Human Resources Committee met four times in fiscal 2017, each time including an executive session. The Human Resources Committee has retained the services of an external compensation consultant, Willis Towers Watson, to provide technical guidance regarding compensation-related issues. The services that Willis Towers Watson rendered during fiscal 2017 include: • • Analysis of general industry compensation data and updates of trends in executive compensation; Ongoing support with regard to the latest relevant regulatory, technical, and accounting considerations affecting executive compensation and benefit programs; Guidance on overall compensation program structure, executive compensation levels, comparator groups, and executive employment agreements; • OSHKOSH CORPORATION 2017 Proxy Statement 23 THE HUMAN RESOURCES COMMITTEE: MEMBERS:

GOVERNANCE Of THE COMPANY | • Preparation for and attendance at selected management, committee, and Board of Directors meetings; and • Evaluation of competitive positioning of outside director compensation. The Human Resources Committee has sole authority to engage and terminate Willis Towers Watson or any other compensation adviser; meet with Willis Towers Watson without management being present; and evaluate the quality and objectivity of Willis Towers Watson’s services annually. In addition, pursuant to SEC rules and NYSE listing standards regarding the independence of compensation committee advisers, the Human Resources Committee has the responsibility to consider the independence of Willis Towers Watson. The Human Resources Committee reviewed the independence of Willis Towers Watson and its individual representatives who serve as consultants to the Human Resources Committee and concluded that Willis Towers Watson is independent and that Willis Towers Watson’s performance of services raises no conflict of interest. We provide additional information regarding the Human Resources Committee and our policies and procedures regarding executive compensation below under “Compensation Discussion and Analysis”. Corporate Governance Documents We make the following governance-related documents available on the Corporate Governance page under the “About Oshkosh” tab on our website, www.oshkoshcorporation.com: • • Our Corporate Governance Guidelines The written charters of the Audit Committee, the Governance Committee, and the Human Resources Committee of our Board of Directors The Oshkosh Corporation Code of Ethics Applicable to Directors and Senior Executives, which applies to all officers at the vice president level or higher The Corporate Code of Ethics and Standards of Conduct, known as “The Oshkosh Way”, which applies to all of our employees • • Each such document also is available in print to any shareholder who requests it from our Secretary. Policies and Procedures Regarding Related Person Transactions As described above, our Board of Directors adopted the Oshkosh Way for all employees. Our named executive officers are also required to acknowledge in writing that they have received, reviewed and understand the requirements of the Code of Ethics, and further acknowledge that failure to fully comply with the Code of Ethics can subject them to discipline, up to and including removal from our Board of Directors or termination of employment. The Oshkosh Corporation Code of Ethics requires the prompt disclosure to our Chief Ethics and Compliance Officer, General Counsel or the Chair of the Audit Committee of any proposed transaction or relationship that could create or appear to create a conflict of interest for their review and recommended action which can range from closing the file to review with the Board of Directors. Under the Code of Ethics, the phrase “conflict of interest” is broadly construed to include direct conflicts, indirect conflicts, potential conflicts, apparent conflicts, and any other personal, business or professional relationship or dealing that has a reasonable possibility of creating even the mere appearance of impropriety. The Code of Ethics also prohibits directors and senior executives from taking personal advantage of business opportunities that we typically would pursue or in which we may be interested. There is a firm bias against waivers of these restrictions. Oversight of Risk Management by the Board of Directors The Board is responsible for general oversight of our risk management. The Board focuses on the most significant and material risks facing our Company and ensures that management develops and implements controls and appropriate risk mitigation strategies. The Board responds to particular risk management issues as part of its general oversight of our Company and in connection with its review and approval of corporate matters. The Board has delegated many of its responsibilities for oversight of our risk management program to the Audit Committee. The Audit Committee evaluates and discusses overall guidelines, policies, processes, and procedures with respect to risk assessment and risk management. Our Organization Risk Management (ORM) Program identifies potential exposure to risks, including strategic, operational, financial, knowledge, cyber security, information technology, and legal OSHKOSH CORPORATION 2017 Proxy Statement 24

GOVERNANCE OF THE COMPANY | and regulatory compliance risks. Senior management is responsible for the administration of the ORM Program. To that end, management assesses and evaluates potential risks for each of our business segments and our Company as a whole and then develops mitigation strategies to address these potential risks. Senior management reviews and prioritizes risk assessments and mitigation strategies and reports to the Audit Committee risk management results to effectively manage our risk profile. The Audit Committee then considers and discusses these reports. Additionally, senior management and the Audit Committee report to the Board on material risk assessments and mitigation strategies as part of the strategic plan updates they give to our Board during the fiscal year. The ORM Program is designed to: (i) provide the Audit Committee with an assessment of our potential exposure to material risks; (ii) inform the Audit Committee as to how senior management addresses and mitigates potential material risks; and (iii) allow the Audit Committee to evaluate how these risks may affect performance, operations and strategic plans and to ensure that senior management is implementing effective mitigation strategies as necessary. We believe our ORM Program provides an effective approach for addressing potential risks and enables the Audit Committee and the Board to fulfill their general risk oversight functions. In addition to the ORM Program, each Board committee routinely monitors the various risks that fall under the committee’s area of responsibility. Each committee routinely reports on its actions to the full Board. This coordination of risk management allows the Board and the committees to effectively manage risk oversight, especially regarding interrelated risks. Independent Chairman of the Board Under our By-laws and Corporate Governance Guidelines, our Chairman of the Board must be a director who the Board has determined is independent in accordance with the listing standards of the NYSE and cannot have previously served as an executive officer of our Company. As a result, separate individuals serve as Chairman of the Board and Chief Executive Officer. We believe this leadership structure fosters effective governance and oversight of our Company by: (i) providing the independent directors with control over the Board meeting agenda and discussion; (ii) assuring that independent directors control discussions about strategic alternatives; (iii) enabling an effective assessment of the Chief Executive Officer’s performance; (iv) providing an effective means for the Board to express its views on management, strategy and execution; and (v) positioning the Chairman to obtain direct and meaningful feedback from shareholders. Form of Majority Voting for Director Elections We have a form of majority voting for directors. Directors are elected through plurality voting, which means that the eleven nominees who receive the most votes of all votes cast will be elected. However, in the absence of a contested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender a resignation to the Chairman of the Board. The Governance Committee (or, under certain circumstances, another committee appointed by the Board) will promptly consider the matter and will recommend to the Board whether to accept or reject the tendered resignation based on all relevant factors. The Board must act on that recommendation no later than 90 days after the Annual Meeting of Shareholders at which the election took place. The Board’s decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation, will be disclosed in a Current Report on Form 8-K filed with the SEC. Succession Planning The Human Resources Committee, in conjunction with the President and Chief Executive Officer, reviews a comprehensive management succession plan each year. The plan identifies potential successors for each executive position; prior year accomplishments in preparing successors; and current development needs. OSHKOSH CORPORATION 2017 Proxy Statement 25

Proposal 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent auditors for the fiscal year ending September 30, 2018. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so. We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent auditors. Although ratification is not required by our By-laws or otherwise, our Board is submitting the appointment of Deloitte & Touche LLP to our shareholders for ratification because we value our shareholders’ views on our independent auditors as a matter of good corporate practice. If our shareholders fail to ratify the appointment, the Audit Committee will view the vote as a direction to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the fiscal year if it determines that such a change would be in the best interests of our Company and our shareholders. appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors. Audit and Non-Audit Fees The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of our annual consolidated financial statements for the fiscal years ended September 30, 2017 and September 30, 2016, and fees billed for other services rendered by Deloitte & Touche LLP during those periods. 2017 2016 Audit fees (1) $3,215,000 $3,005,000 Audit-related fees (2) 10,000 — Tax fees (3) — 37,500 Total $3,225,000 $3,042,500 (1) Audit fees consisted principally of fees for the audit of our annual consolidated financial statements, for reviews of the interim condensed consolidated financial statements included in our Forms 10-Q, and for work in connection with the attestations required by Section 404 of the Sarbanes-Oxley Act of 2002 related to our internal control over financial reporting and statutory audits required internationally. (2) Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and are not reported under “Audit fees.” Audit-related fees in fiscal 2017 related to the registration of shares under the Company’s 2017 Incentive Stock and Awards Plan. (3) Tax fees in fiscal 2016 consisted of fees billed for the review of deductibility of meals and entertainment expenses. OSHKOSH CORPORATION 2017 Proxy Statement 26 FOR The Board of Directors recommends a vote FOR ratification of the

PROPOSAL 2: | Ratification of the Appointment of Independent Registered Public Accounting Firm Pre-approval of Services by the Independent Registered Public Accounting Firm The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services to be provided by our independent registered public accounting firm. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by our independent registered public accounting firm and consider, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case by case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee Chair or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Audit Committee’s next regular meeting. The Audit Committee will regularly review summary reports detailing all services that our independent registered public accounting firm is providing to us. Report of the Audit Committee The Audit Committee of our Board of Directors is responsible for providing independent, objective oversight of our financial reporting and disclosure responsibilities, accounting functions and internal controls. The functions of the Audit Committee are described in greater detail in the Audit Committee’s written charter adopted by our Board of Directors. Each member of the Audit Committee is independent as defined by the NYSE’s listing standards and SEC rules. The Audit Committee reviews our financial reporting process on behalf of our Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed our audited consolidated financial statements contained in the Annual Report on Form 10-K for the fiscal year ended September 30, 2017 with our management and independent registered public accounting firm, Deloitte & Touche LLP. Management is responsible for the consolidated financial statements and the reporting process, including the system of internal control. Deloitte & Touche LLP is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States and the effectiveness of the internal controls over financial reporting based upon the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee discussed with Deloitte & Touche LLP matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications With Audit Committees. In addition, Deloitte & Touche LLP provided to the Audit Committee the written disclosures required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with Deloitte & Touche LLP their independence. The Audit Committee further considered the provision of non-audit services by Deloitte & Touche LLP and determined that the provision of such services is compatible with maintaining the independence of Deloitte & Touche LLP. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for the fiscal year ended September 30, 2017, be included in our Annual Report on Form 10-K for filing with the SEC. Audit Committee » » » » Peter B. Hamilton, Chair (Appointed Chair February 7, 2017) Keith J. Allman Duncan J. Palmer Craig P. Omtvedt (Chair until February 7, 2017; Alternate Member since February 7, 2017) OSHKOSH CORPORATION 2017 Proxy Statement 27

PROPOSAL 2: | Ratification of the Appointment of Independent Registered Public Accounting Firm

Stock Ownership of Directors, Executive Officers and Other Large Shareholders

The following table shows the beneficial ownership of Common Stock of each director (each of whom is a director nominee), each named executive officer appearing in the Summary Compensation Table on page 43, each other shareholder owning more than 5% of our outstanding Common Stock, and the directors and executive officers (including the named executive officers) as a group.

"Beneficial Ownership" means more than "ownership" as that term commonly is used. For example, a person "beneficially" owns stock if he or she owns it in his or her name, or if he or she has (or shares) the power to vote or sell the stock as trustee of a trust. Beneficial ownership also includes shares the directors and executive officers have a right to acquire within 60 days after November 29, 2017, as, for example, through the exercise of a stock option.

Except as otherwise stated in the footnotes to the following table, information about Common Stock ownership is as of November 29, 2017. The percent of Common Stock beneficially owned is based on the number of shares outstanding on the record date for the Annual Meeting. At the close of business on December 11, 2017, the record date for the Annual Meeting, there were 74,623,851 shares of Common Stock outstanding. Our policies prohibit directors or named executive officers from pledging shares. Unless stated otherwise in the footnotes to the table, each person named in the table owns his or her shares directly and has sole voting and investment power over such shares.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned	Stock Units Beneficially Owned (1)
Keith J. Allman	1,375	*	6,396
Peter B. Hamilton (2)	22,125	*	—
Wilson R. Jones (2)	333,601	*	62,316
Leslie F. Kenne (2)	3,141	*	22,178
Joseph H. Kimmitt (2)	95,574	*	1,926
Kimberley Metcalf-Kupres	—	*	4,197
Steven C. Mizell	25	*	8,823
Frank R. Nerenhausen (2)	94,872	*	9,092
Stephen D. Newlin	3,200	*	12,045
Craig P. Omtvedt (2)	27,250	*	1,180
Duncan J. Palmer (2)	1,500	*	21,595
David M. Sagehorn (2)(3)	254,576	*	18,548
John S. Shiely	19,825	*	—
Robert H. Sims (2)	5,093	*	10,203
William S. Wallace (2)	—	*	22,178
All directors and executive officers as a group (2)(3)	1,183,898	1.6%	260,488
AllianceBernstein L.P. (4)	4,101,098	5.5%	
BlackRock, Inc. (5)	5,753,358	7.7%	
The Vanguard Group (6)	5,794,574	7.8%	

* The amount shown is less than 1% of the outstanding shares of Common Stock.

(1) Amounts shown in this column are not included in the columns titled "Shares of Common Stock Beneficially Owned" or "Percent of Common Stock Beneficially Owned". Amounts shown include restricted stock units (RSUs) awarded under our 2009 Incentive Stock and Awards Plan and 2017 Incentive Stock and Awards Plan in fiscal years 2015 through 2018 in the following amounts to the following individuals:

62,316 units for Wilson R. Jones
1,926 units for Joseph H. Kimmitt

OSHKOSH CORPORATION 2017 Proxy Statement 28

PROPOSAL 2: | Ratification of the Appointment of Independent Registered Public Accounting Firm 9,092 units for Frank R. Nerenhausen 18,548 units for David M. Sagehorn 10,203 units for Robert H. Sims 156,212 units for all executive officers as a group RSUs are subject to forfeiture until they vest (subject to retirement terms of the awards). Amounts shown also include stock units under our Deferred Compensation Plan for Directors and Executive Officers, all of which are vested or were free of restrictions, in the following amounts to the following individuals: 6,396 units for Keith J. Allman 22,178 units for Leslie F. Kenne 4,197 units for Kimberley Metcalf-Kupres 6,396 units for Steven C. Mizell 12,045 units for Stephen D. Newlin 1,180 units for Craig P. Omtvedt 21,595 units for Duncan J. Palmer 22,178 units for William S. Wallace 96,165 units for all directors as a group Amounts also include units deemed invested in shares of Common Stock that are credited to the following individuals in the following amounts under the Deferred Compensation Plan: 2,427 units for Mr. Mizell and 8,111 units for all directors and executive officers as a group. The units described in this footnote do not carry the right to vote. In each case, amounts are distributable in the form of shares of our Common Stock on a one-for-one basis. However, no such distribution will occur before January 27, 2018. (2) Amounts shown include the following amounts that the listed individuals have the right to acquire pursuant to stock options exercisable between November 29, 2017 and January 27, 2018: 1,500 shares for Peter B. Hamilton 194,424 shares for Wilson R. Jones 2,500 shares for Leslie F. Kenne 38,800 shares for Joseph H. Kimmitt 52,649 shares for Frank R. Nerenhausen 1,500 shares for Duncan J. Palmer 120,482 shares for David M. Sagehorn 2,575 shares for Robert H. Sims 588,629 shares for all directors and executive officers as a group (3) Amounts shown include 118,816 shares ownership of which is shared with Katherine A. Sagehorn, Mr. Sagehorn’s wife. (4) Amount shown is as described in the Schedule 13G/A that AllianceBernstein L.P. filed with the SEC on February 14, 2017. Alliance Bernstein L.P. is located at 1345 Avenue of the Americas, New York, New York 10105. AllianceBernstein L.P. reported beneficial ownership of 4,101,098 shares and had sole voting power over 3,644,886 shares, shared voting power over no shares, sole investment power over 4,099,818 shares and shared investment power over 1,280 shares. (5) Amount shown is as described in the Schedule 13G/A that BlackRock, Inc. filed with the SEC on January 25, 2017. BlackRock, Inc. is located at 55 East 22nd Street, New York, New York 10055. BlackRock, Inc. reported benefical ownership of 5,753,358 shares and had sole voting power over 5,332,344 shares, shared voting power over no shares, sole investment power over 5,753,358 shares and shared investment power over no shares. (6) Amount shown is as described in the Schedule 13G/A that The Vanguard Group filed with the SEC on February 9, 2017. The Vanguard Group is located at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The Vanguard Group reported benefical ownership of 5,794,574 shares and had sole voting power over 44,145 shares, shared voting power over 8,300 shares, sole investment power over 5,745,997 shares and shared investment power over 48,577 shares. Section 16(a) Beneficial Ownership Reporting Compliance The Securities Exchange Act of 1934 requires our directors, executive officers and controller to file reports with the SEC regarding their ownership and changes in ownership of our Common Stock. Based upon our review of copies of these reports and certifications given to us by such persons, we believe our directors, executive officers and controller have complied with their filing requirements for fiscal 2017, except that one Form 4 for a former director, Richard G. Sim, relating to an account rebalancing transaction within the Oshkosh Corporation Deferred Compensation Plan for Directors and Executive Officers was not timely filed during fiscal 2017. OSHKOSH CORPORATION 2017 Proxy Statement 29

Compensation Discussion and Analysis EXECUTIVE SUMMARY Introduction and Overview This Compensation Discussion and Analysis explains our compensation programs and policies for fiscal 2017 and details the compensation decisions that we made with respect to our named executive officers (NEOs). For fiscal 2017, our NEOs identified in the Summary Compensation Table consist of our President and Chief Executive Officer (CEO), our Executive Vice President (EVP) and Chief Financial Officer (CFO), and the next three highest compensated Executive Officers serving as such at fiscal year-end. The following provides details on how we compensated our NEOs for fiscal 2017 (October 1, 2016 through September 30, 2017) and how their fiscal 2017 compensation aligns with our pay for performance philosophy. Business Highlights We continue to execute our roadmap for creating value for shareholders through our evolving MOVE strategy as we describe in detail in this Proxy Statement under “Summary Information - Business Highlights.” We delivered fiscal 2017 revenues of $6.8 billion, which exceeded our business plan of $6.6 billion, generally as a result of higher than expected sales in our access equipment and fire & emergency segments. Our original estimates for the fiscal year assumed access equipment segment revenues would decline for the year, but improved demand and sound execution by our access equipment team led to revenues that exceeded our plans and modestly exceeded prior year sales. Consolidated operating income was $463.0 million, or 6.8% of sales. Adjusted consolidated operating income1 of $506.3 million, or 7.4% of sales, was significantly higher than our target to deliver $425.0 million of operating income. Higher than expected access equipment volumes, as well as generally stronger execution in our defense and fire & emergency segments, more than offset weaker than expected commercial segment performance to drive the strong results. Earnings per share of $3.77 and adjusted earnings per share1 of $4.25, which excludes the after-tax impact of restructuring-related charges, exceeded our target of $3.30 per share. The timely collection of international accounts receivable drove average days net working capital down to 42.2 days, a 21.7% improvement. Responsible capital allocation is a key component of the MOVE strategy, and we returned cash to shareholders in fiscal 2017 through four quarterly cash dividends totaling $62.8 million. Additionally, we announced another increase in our quarterly dividend rate of approximately 14% on October 31, 2017. This will mark the Company’s fourth straight year of double digit percentage increases in the dividend rate. In fiscal 2017, we began ramping up deliveries of the revolutionary JLTV for our U.S. Department of Defense customer. The initial requirements of the eight-year contract call for Oshkosh to provide more than 18,000 JLTVs to the U.S. Army and U.S. Marine Corps, with a total estimated program requirement of 55,000 vehicles over 20+ years. We believe there will also be significant international defense opportunities over the next several years and beyond, led by sales of JLTVs. We also invited our team members, their families and our communities to celebrate Oshkosh’s 100th Anniversary in 2017. We believe in our People First culture and realize that we must continue to attract and develop an engaged workforce that is focused on results for the Company to achieve its goals. We expect that executing our MOVE strategy, including simplifying our businesses, will yield strong results as we work to best serve customers in fiscal 2018 and beyond. Pay for Performance A fundamental principle underlying our compensation program is that we should pay for performance. Our compensation program for fiscal 2017 supported performance by providing appropriate incentives to our executives. To prudently manage our compensation expense while still attracting and retaining the highest caliber executives, we generally target base 1 This Proxy Statement includes non-GAAP results. See “Non-GAAP Financial Measures” in Attachment A to this Proxy Statement for a reconciliation to GAAP results. OSHKOSH CORPORATION 2017 Proxy Statement 30

COMPENSATION DISCUSSION AND ANALYSIS | Executive Summary

salary and other elements of compensation close to the 50th percentile for the companies represented in the relevant database, as we discuss below.

Our annual cash incentive compensation payouts for fiscal 2017 were based solely on performance relative to the following objective measures:

Fiscal 2017 Annual Cash Incentive Measures and Weightings

NEOs	Consolidated Operating Income	Segment Operating Income	Consolidated Days Net Working Capital Improvement	Segment Days Net Working Capital Improvement
Mr. Jones, Mr. Sagehorn, Mr. Kimmitt and Mr. Sims	70%		30%	
Mr. Nerenhausen	25%	50%		25%

Our equity-based long-term incentive awards, which by their nature tie compensation directly and objectively to performance, help ensure that our executives' interests are aligned with those of our shareholders. Overall, we allocate a greater portion of NEO compensation to pay that varies based on Company and segment performance (annual incentive and long-term equity incentives) than we do to fixed compensation (base salary and benefits). Benefits that are not available to Oshkosh employees generally are limited and related to business need.

Say-on-Pay and Changes to Fiscal 2018 Compensation

At our 2017 Annual Meeting, shareholders voted strongly in favor of our executive compensation program. Specifically, approximately 97% of the shares voting voted in favor of the advisory vote on the compensation of our NEOs during fiscal 2016. Despite this high level of support from our shareholders, we continue to review our programs and refine them to ensure alignment with company objectives and our shareholders' interests. For fiscal 2018, we have maintained the same performance measures as in fiscal 2017 in our annual cash incentive awards for corporate NEOs with Consolidated Operating Income as a performance measure for 70% of their target award and Consolidated Days Net Working Capital (DNWC) as a performance measure for 30% of the target award. Regarding the DNWC measurement, we are using numerical DNWC targets for fiscal 2018 rather than targets tied to percentage improvements in DNWC, which we used for fiscal 2017. For our segment presidents for fiscal 2018, we maintained the same structure as the prior year with Consolidated Operating Income, Segment Operating Income, and Segment DNWC as performance measures in the annual cash incentive awards, with weightings of 25%, 50%, and 25% of the target award, respectively. We discuss and explain these performance measures in greater detail below under "COMPENSATION DECISIONS FOR FISCAL 2017 - Annual Cash Incentive Awards." We continue to believe it is important to provide business segment presidents the opportunity to be rewarded for results primarily tied to their business segment.

Additionally, at the 2017 Annual Meeting, shareholders approved the 2017 Incentive Stock and Awards Plan. The approval of the plan provided replenishment of shares available to grant to our employees, satisfied a five-year re-approval requirement for performance-based compensation under the Internal Revenue Code and allowed us to make improvements to the plan. Specifically, we improved, from the perspective of shareholders, the treatment of long-term incentive grants on a change in control by providing for a form of "double trigger" vesting (which requires a termination of employment) rather than "single trigger" vesting. We also extended the maximum life of stock options to 10 years rather than 7 years to align with current market practice.

For purposes of long-term incentives for fiscal 2018, we maintained our mix of performance shares, stock options and restricted stock units but slightly revised the weightings to more closely align to the 50th percentile of market practice as well as place increased emphasis on performance - based pay. We believe strongly that a mix of three forms of long-term incentives drives performance and retention of our executives as well as provides great value. We maintained relative Total Shareholder Return (TSR) and relative Return on Invested Capital (ROIC) as performance-based measures for performance shares, but increased the combined weighting to 40% of the target equity award, an increase from the prior year weighting of 30%. The weighting of grants of stock options is at 20% of the target, which represents a decrease from the fiscal 2017 weighting of 30%, and the weighting for restricted stock units remains unchanged at 40% of the target.

OSHKOSH CORPORATION 2017 Proxy Statement 31

COMPENSATION DISCUSSION AND ANALYSIS | Human Resources Committee Oversight Responsibilities HUMAN RESOURCES COMMITTEE OVERSIGHT RESPONSIBILITIES The Human Resources Committee establishes, oversees and approves the compensation programs, awards, practices and procedures for our executive officers. The Committee makes annual compensation decisions in a thoughtful and deliberate process based on open discussion and competitive market data provided by an independent compensation consultant. The Committee also recommends to the Board of Directors the competitive pay package for its directors. COMPENSATION PHILOSOPHY AND OBJECTIVES A fundamental principle underlying our compensation program is that we pay for performance. The objective of our compensation program is to incentivize the achievement of both short and long-term results through the alignment of rigorously set performance goals and pay. This is intended to attract, retain, motivate and sustain high performing executive talent. The Committee strives to clearly link pay to performance and align incentive compensation opportunities with the long-term interests of our shareholders. As a result, our compensation program is designed to reward executives for annual financial results as well as strategic decision-making for sustained long-term Company performance. We mitigate compensation risks by having incentive plan caps, defined financial performance measures, multiple approval review gates, and a compensation clawback policy. We annually complete a thorough risk analysis of our compensation programs. Consistent with the objectives of our compensation program, the Committee has designed cash and equity awards that have varying time frames for earning and payment and include a substantial proportion of pay that is “at risk” and dependent on future performance. The primary components of our executive compensation program in fiscal 2017 were as follows: For More Information, See Page Type of Compensation Specific Compensation Component Key Features For Fiscal 2017 Fixed Base salary We generally set base salary within 10% of the 50th percentile of market; we base increases on performance and market competitiveness 33 Performance-based short-term incentive Annual cash incentive awards We base these awards on the achievement of challenging annual performance goals 34-36 Performance-based long-term incentives Performance shares Performance shares benefit the recipient to the extent our relative Total Shareholder Return or relative Return on Invested Capital over a period of three years compares favorably to companies in our comparator group 37-38 Restricted stock units Restricted stock units tie a portion of the recipient’s compensation to share price appreciation with vesting over a period of up to three years 39 Stock options Stock options tie a portion of the recipient’s compensation to share price appreciation over a period of up to seven years (beginning with fiscal 2018 grants, share appreciation over a period of up to ten years) 39 ANNUAL COMPENSATION PLANS DESIGN REVIEW The Committee annually evaluates our compensation plans to determine if it is appropriate to adjust plan design, types of awards, or levels of pay. This evaluation includes a review with our independent compensation consultant, Willis Towers Watson, and its analysis of general industry compensation data. As described in more detail below, this analysis gives the Committee comparative references and enhances the Committee’s understanding of each executive’s total direct compensation package. OSHKOSH CORPORATION 2017 Proxy Statement 32

COMPENSATION DISCUSSION AND ANALYSIS | Determining Pay Levels In November 2016, the Committee decided to use Consolidated Operating Income and Days Net Working Capital Improvement (DNWCI) as performance measures for the fiscal 2017 annual cash incentive awards for NEOs other than segment presidents. Maintaining Consolidated Operating Income allowed for a continued emphasis on maximizing income and the return of DNWCI for NEOs other than segment presidents enhanced focus on working capital management. The DNWCI measure for corporate NEOs also provided alignment with the measures that we assigned to our segment presidents. For our segment presidents, the Committee decided to continue to use Consolidated Operating Income, Segment Operating Income and the segment Days Net Working Capital Improvement measures for the fiscal 2017 annual cash incentive award. Similar to Return on Invested Capital (ROIC), DNWCI provides important focus on maximizing free cash flow for our Company. For the access equipment segment in fiscal 2016, we placed an emphasis on reducing inventory levels. Therefore, Mr. Nerenhausen’s annual incentive award included an inventory reduction threshold rather than a goal based on segment DNWCI. For fiscal 2017, we did not include an inventory reduction threshold for Mr. Nerenhausen’s award so that it was aligned with the awards for all other segment presidents. DETERMINING PAY LEVELS On an annual basis, Willis Towers Watson provides the Committee various analyses of general industry compensation data from its Executive Compensation Database, a survey of over 900 companies. We use this database because we believe the size ensures consistent and statistically valid data that is representative of the market in which we compete for executive talent. We generally consider only aggregate data and do not select individual companies for comparison. We believe this approach avoids giving undue importance to statistically outlying companies while offering a general understanding of compensation practices in the market. The Willis Towers Watson Executive Compensation Database includes data regarding base salary, target and actual annual cash incentive awards, and target and actual long-term incentive awards. The data reflects the individual responsibilities of each position and company revenue size. In addition to the Willis Towers Watson market data, the Committee also considers, in a subjective manner, the annual evaluation of each executive officer’s performance when determining base salary, annual incentive awards and long-term incentive awards. COMPENSATION DECISIONS FOR FISCAL 2017 Base Salary The Committee reviewed the Willis Towers Watson Executive Compensation Database data by position to evaluate the competitiveness of the NEOs’ base salaries. The Committee generally believes base salaries that are within 10% of the 50th percentile for this database are competitive. The Committee reviewed Mr. Jones’ performance and reviewed the performance evaluations of the other NEOs that Mr. Jones prepared to ensure that base salary decisions for each executive reflected performance and were otherwise consistent with all of the compensation goals. After analyzing the data and performance information of each executive, the Committee made the base salary adjustments in the table below for fiscal 2017, effective January 1, 2017. The Committee approved base salary adjustments for Mr. Jones to bring his salary closer to the 50th percentile for his position. All other NEOs received modest base pay changes reflecting increases for executives in the marketplace as reflected in the database, which were 3.0%. Adjustment as a % of Base Salary Named Executive Officer Mr. Jones 14.0% Mr. Sagehorn 3.0% Mr. Nerenhausen 3.0% Mr. Kimmitt 3.0% Mr. Sims 3.0% OSHKOSH CORPORATION 2017 Proxy Statement 33

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal 2017

Annual Cash Incentive Awards

Our annual cash incentive plan links a cash award to the achievement of specific short-term corporate performance goals that the Committee approves each year. These awards tie a significant portion of an executive's annual compensation to our Company's performance. For fiscal 2017, awards were dependent on our performance under a combination of two or, for the business segment presidents, three measures: Consolidated Operating Income, Segment Operating Income and Days Net Working Capital Improvement.

- Consolidated Operating Income (OI) equals income from continuing operations before other income/expense, income taxes, and equity in earnings of our unconsolidated affiliates
- Access equipment segment Operating Income equals income from continuing operations before other income/expense, income taxes, and equity in earnings of our unconsolidated affiliates for our access equipment segment
- Days Net Working Capital Improvement (DNWCI) equals year over year improvement in Days Net Working Capital (DNWC) for a relevant business segment or on a consolidated basis. DNWC is calculated as the average Net Working Capital (NWC) for the five consecutive quarters ending September 30 divided by the average daily sales for the fiscal year ended September 30. NWC is defined as current assets (less cash) minus current liabilities (less short-term debt).

After the Committee reviewed the Willis Towers Watson Executive Compensation Database and each executive's performance, the Committee assigned each executive a threshold, target and maximum annual cash incentive award payment level, as a percentage of base salary for fiscal 2017. As in the past, we targeted the annual cash incentive award opportunity at approximately the 50th percentile of the competitive data as reflected in the database. We increased Mr. Jones' target percentage from 115% in fiscal 2016 to 130% in fiscal 2017 to bring him closer to the 50th percentile of the market data, and there were no other changes to the potential award as a percentage of base salary for fiscal 2017 NEOs from fiscal 2016. The payout opportunities for fiscal 2017 for each of the NEOs are set forth in the table below:

	Potential Award as a Percentage of Base Salary		
	Threshold	Target	Maximum
Mr. Jones	65%	130%	260%
Mr. Sagehorn	37.5%	75%	150%
Mr. Nerenhausen	30%	60%	120%
Mr. Kimmitt	30%	60%	120%
Mr. Sims	30%	60%	120%

For fiscal 2017, we gave the Consolidated Operating Income and Consolidated Days Net Working Capital Improvement performance measures for Messrs. Jones, Sagehorn, Kimmitt and Sims weightings of 70% and 30%, respectively.

For Mr. Nerenhausen, who is a segment president, the Committee structured the annual cash incentive plan for fiscal 2017 to reflect a weighting of 25% for Consolidated Operating Income, 50% for his segment's Operating Income, and 25% for his segment's Days Net Working Capital Improvement. The Committee believes it is important to provide business segment presidents the opportunity to be rewarded for results primarily tied to their business segment.

OSHKOSH CORPORATION 2017 Proxy Statement 34

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal 2017

Annual Cash Incentive Awards-Operating Income

The Committee established the targets for Consolidated Operating Income and Segment Operating Income based upon our forecasted financial performance, as follows:

	Performance Measure	Bonus Weighting	Threshold in Millions	Target in Millions	Maximum in Millions
Mr. Jones, Mr. Sagehorn, Mr. Kimmitt and Mr. Sims	Consolidated OI	70%	$320	$425	$530
Mr. Nerenhausen	Consolidated OI	25%	$320	$425	$530
	Access equipment segment OI	50%	$181	$238	$295

A minimum of 3% operating income margin on a consolidated or segment basis, as applicable, was required to achieve any incentive compensation above "target" level.

Operating Income-Results that Impacted Fiscal 2017

Actual Adjusted Consolidated Operating Income calculated under the terms of the plan was $506.3 million in fiscal 2017, which was above target and below maximum. Actual access equipment segment Adjusted Operating Income in fiscal 2017 was $302.4 million, which was above maximum. Actual Adjusted Consolidated Operating Income and access equipment segment Adjusted Operating Income for purposes of the plan differ from Consolidated Operating Income and access equipment segment Operating Income as they appear in our financial statements because the applicable definition in the plan provides for exclusion of restructuring-related charges (an expense of $43.3 million in fiscal 2017) at the access equipment segment. The results satisfied the annual incentive plan requirement that we achieve a minimum 3% operating income margin on a consolidated or segment basis, as applicable, for an Operating Income payment above target.

Annual Cash Incentive Awards-Days Net Working Capital Improvement (DNWCI)

The Committee established the targets for Days Net Working Capital Improvement (DNWCI) based upon our forecasted financial performance, as follows:

	Performance Measure	Bonus Weighting	Threshold %	Target %	Maximum %
Mr. Jones, Mr. Sagehorn, Mr. Kimmitt and Mr. Sims	Consolidated Days Net Working Capital Improvement	30%	(10%)	1%	10%
Mr. Nerenhausen	Segment Days Net Working Capital Improvement	25%	5%	12.5%	20%

The additional working capital requirements associated with a longer delivery and collection cycle on international defense sales drove the threshold and target amounts for Consolidated Days Net Working Capital Improvement.

Days Net Working Capital Improvement-Results that Impacted Fiscal 2017

Actual Adjusted Consolidated Days Net Working Capital Improvement as calculated under the terms of the plan was 20.6%, which was above maximum. Actual Adjusted Days Net Working Capital Improvement for the access equipment segment as calculated under the terms of the plan was 17.0%, which was above target and below maximum. Adjusted Days Net Working Capital Improvement for purposes of the plan differ from Consolidated Days Net Work Capital Improvement and access equipment Days Net Working Capital Improvement calculated based on our financial statements because the applicable definition in the plan provides for the exclusion of restructuring reserves ($14.6 million at March 31, $19.0 million at June 30 and $19.3 million at September 30), at the access equipment segment.

OSHKOSH CORPORATION 2017 Proxy Statement 35

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal 2017

Annual Cash Incentive Award-Results that Impacted Fiscal 2017

Based on these consolidated and segment results, performance payouts under the annual cash incentive plan to our NEOs were as follows:

	Award for Consolidated Operating Income	Award for Consolidated Days Net Working Capital Improvement	Award for Access Equipment Segment Operating Income	Award for Segment Days Net Working Capital Improvement	Total	Payout Level (Percent of Target Payout)
Mr. Jones	$1,788,147	$864,000			$2,652,147	184.2%
Mr. Sagehorn	$621,699	$300,370			$922,069	184.2%
Mr. Nerenhausen	$130,847		$295,034	$118,014	$543,895	184.3%
Mr. Kimmitt	$352,296	$170,214			$522,510	184.2%
Mr. Sims	$331,570	$160,200			$491,770	184.2%

The payout level is the sum of the results of each performance measure as a percentage of target performance multiplied by each measure's respective weighting. We believe the payouts substantiate that our annual incentive compensation programs pay only for performance that is consistent with the results that our shareholders experience.

Equity-based Long-Term Incentive Awards

The Committee, in the past, generally granted individual equity awards for executives on an annual basis at its September meeting. In 2015, the Committee moved the annual equity award grant date from September to November (fiscal 2016) which crossed over fiscal years. We did this to align the equity grant to the same time at which we approve all other compensation elements (base salary and annual incentives) for our executive officers. This allowed for consideration and approval of total compensation at one meeting. Due to this change, we did not grant equity awards to the NEOs in fiscal 2015.

We provide three types of equity-based long-term incentive awards: performance shares, restricted stock units and stock options. Each of these awards is subject to the terms of our 2009 Incentive Stock and Awards Plan. Grants made on or after February 7, 2017 are subject to the terms of our 2017 Incentive Stock and Awards Plan. The Committee believes equity-based long-term incentive awards are key components of our compensation program and appropriately align pay with performance. Long-term incentive awards serve three critical functions:

- they motivate executives to focus on our long-term growth and performance;
- they encourage and facilitate executive ownership of our Common Stock, which aligns executive objectives with those of shareholders; and
- they have proven to be a valuable tool in hiring and retaining key executives, which we believe contributes to increased shareholder value.

For equity awards that we granted to NEOs in fiscal 2017, the Committee generally targeted the 50th percentile of long-term incentive award values in the Willis Towers Watson Executive Compensation Database. The awards provided a significant incentive for executives to achieve our MOVE strategy and fiscal 2017 performance goals and considerable retention value for key executives. In determining actual grants, the Committee decided to deliver the target value by awarding to each executive 30% of the target value in the form of performance shares (half based on relative Total Shareholder Return (TSR) and half based on relative Return on Invested Capital (ROIC)), 40% in the form of restricted stock units and 30% of the target value in the form of stock options, which is the same mix of awards as in fiscal 2016. The Committee valued TSR performance shares using valuations under a Monte Carlo simulation model by a third-party provider and restricted stock units and ROIC performance shares using the fair market value of the underlying Common Stock on the date of award grant and valued stock options using estimated valuations under the Black-Scholes valuation model.

OSHKOSH CORPORATION 2017 Proxy Statement 36

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal 2017 Performance share awards For fiscal 2017, we used a mix of ROIC and TSR performance-based measures for performance shares that we granted to each NEO, each representing one-half of the targeted value attributable to performance shares, the same as the mix we used in fiscal 2016. Both the ROIC and TSR will require our Company performance to exceed certain thresholds relative to a peer group of companies. Performance shares accounted for a total combined weight of 30% of the target award value for long-term incentives. Beginning in fiscal 2018, performance shares will be 40% of that target award value. The table below reflects the percent of target performance shares that an NEO could earn at the end of the three-year period (fiscal 2017, fiscal 2018 and fiscal 2019) based on our performance under each of the return on invested capital measure and the total shareholder return measure: 3-Year Return on Invested Capital Percentile and 3-Year Total Shareholder Return Percentile Percent of Target Shares Award Earned Below 25th Percentile 0% 25th Percentile 50% 50th Percentile 100% 75th Percentile 200% These awards reinforced our pay for performance philosophy by providing target (100%) payout only if we achieve at least the 50th percentile. Executives can earn up to a 200% maximum payout for relative TSR performance or relative ROIC performance at or above the 75th percentile. But, each potential award is subject to a payout cap, using our share price on the last day in the performance period, equal to 400% of the aggregate value of the number of shares the executive would have received for relative TSR or relative ROIC performance at the 50th percentile using our share price on the date we awarded performance shares. In addition to being performance-based, the vesting of our performance shares only after three years of continuous employment (subject to retirement terms of the awards) provides a retention incentive during the full vesting period. Total Shareholder Return Executives benefit from the performance shares we granted in fiscal 2017 for which the performance measure is TSR only if our TSR, which is defined as stock price appreciation plus dividends over three years subsequent to the date of the performance shares grant, compares favorably to TSR of companies in the Standard & Poor’s MidCap 400 Index. The final number of shares an executive receives at the end of the three-year performance period can range from zero to double the target number of performance shares awarded, depending on our relative TSR. Performance shares support the Committee’s objective of increasing executives’ ownership interest in our Company to give them an incentive to enhance shareholder value. The Committee chose the Standard & Poor’s MidCap 400 Index rather than the more targeted comparator group that we used for ROIC purposes because the index reflects the Committee’s view that there is a broad range of investment options available to shareholders. TSR-Results that Impacted Fiscal 2017 For performance share awards that we granted in fiscal 2014 relating to performance over fiscal 2015, 2016 and 2017, our total shareholder return of 96.77% resulted in a rank at the 87th percentile versus TSR companies in the Standard & Poor’s MidCap 400 Index. This percentile ranking resulted in a payout at 200% of target under these awards, which resulted in payouts to the NEOs at the values shown below. In 2014, our performance share awards were based solely on TSR. NEOs Fiscal 2017 Performance Share Payouts Mr. Jones $1,727,616 Mr. Sagehorn $1,533,600 Mr. Nerenhausen $645,024 Mr. Kimmitt $505,198 Mr. Sims N/A OSHKOSH CORPORATION 2017 Proxy Statement 37

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal 2017

The dollar values in the table represent the closing price of our stock on October 16, 2017, the date of payout for the performance share awards, times the number of shares of Common Stock that the NEO earned, plus accumulated dividends.

Mr. Sims did not receive a performance share award in fiscal 2014 as he was not an employee of our Company at that time.

Return on Invested Capital

Executives benefit from the performance shares we granted in fiscal 2017 for which the performance measure is ROIC only if our ROIC results compare favorably to the ROIC peer group we have chosen. The performance goal equals our total net income before extraordinary items, non-recurring gains and losses, discontinued operations and accounting changes, plus the after-tax cost of interest expense, for the eleven quarters in the period ended June 30, 2019, divided by the sum of total debt plus shareholders' equity as of the last day of the same calendar quarters and the immediately preceding calendar quarter for the Company.

The ROIC performance measure compares our results to the ROIC peer group. Our threshold, target, and maximum performance levels coincide with ROIC results at the 25th, 50th and 75th percentiles, respectively, of the ROIC peer group. We believe the ROIC peer group is representative of the industrial machinery, construction machinery, heavy truck, and defense industries in which our products compete. Accordingly, we believe this focused group of companies makes the comparison for the ROIC measure reliable, particularly because these companies are likely to have investment needs similar to ours - both to support the maintenance and improvement of their infrastructure and to ensure continued growth.

The ROIC peer group for the awards we made in fiscal 2017 included companies in three distinct Standard Industrial Classification (SIC) industry groupings: 25% Industrial Machinery, 50% Construction/Farm Machinery and Heavy Trucks, and 25% Defense & Aerospace, with annual revenues between approximately one quarter to two times our annual revenue. The companies in this ROIC peer group are listed below.

Return on Invested Capital (ROIC) Comparator Group of Companies for Fiscal 2017 Performance Shares

Industrial Machinery	Construction/Farm Machinery and Heavy Trucks	Defense & Aerospace
Dover Corporation	AECOM	B/E Aerospace Inc.
Flowserve Corp.	AGCO Corporation	Curtiss-Wright Corporation
Harsco Corporation	Cummins Inc.	Harris Corporation
Lincoln Electric Holdings Inc.	EMCOR Group Inc.	Huntington Ingalls Industries, Inc.
Parker-Hannifin Corporation	Granite Construction Incorporated	Orbital ATK, Inc.
Pentair plc	Joy Global, Inc.	Rockwell Collins Inc.
SPX Corporation	KBR, Inc.	Spirit AeroSystems Holding, Inc
Stanley Black & Decker, Inc.	Martin Marientta Materials, Inc.	Textron Inc.
The Timken Company	MasTec, Inc.	Triumph Group, Inc.
Valmont Industries, Inc.	Meritor, Inc	
	Navistar International Corporation	
	PACCAR Inc.	
	Terex Corporation	
	The Manitowoc Company, Inc.	
	Titan International Inc.	
	Trinity Industries Inc.	
	Tutor Perini Corporation	
	Vulcan Materials Company	
	WABCO Holdings Inc.	
	Westinghouse Air Brake Technologies Corporation	

OSHKOSH CORPORATION 2017 Proxy Statement 38

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal 2017 We first granted performance shares based on relative ROIC in fiscal 2016. As the performance period for these performance shares includes fiscal 2018, there were no payouts under the performance measure in fiscal 2017. Restricted stock units The Committee believes restricted stock units (RSUs) are valuable because they tie a portion of the executive’s compensation to stock price appreciation and the vesting period provides a retention incentive. RSUs enable executives to realize value based on the price of our Common Stock on the vesting date, creating a link between executive decision-making and shareholder value. Each RSU grant has a three-year vesting period, with one-third vesting each year. RSUs call for accelerated vesting upon a qualified retirement unless the qualified retirement occurs prior to the first anniversary of the grant date, in which case only a pro-rata portion of the RSUs will vest. The only NEO currently eligible for retirement is Mr. Kimmitt. In fiscal 2018, restricted stock units will continue to be 40% of the target equity award value. Stock options The Committee believes stock options are a valuable tool. Executives realize value from stock options only when the price of our Common Stock on the date of exercise exceeds the price on the date the options are granted, creating a strong link between executive decision-making and long-term shareholder value. The Committee also believes stock option grants enable our Company to attract highly skilled executives, which is essential to our long-term success. Finally, stock options give executives the opportunity to create wealth through ownership of our Common Stock. Each stock option permits executives, for a period of seven years, to purchase shares of our Common Stock at an exercise price that is equal to the closing price of our Common Stock on the date of the grant. These stock options vest in three equal annual installments beginning one year after the grant date. Beginning in fiscal 2018, stock options will be 20% of the target equity award value. Retirement Benefits We provide retirement benefits based on competitive market trends. The retirement plans for the NEOs include a 401(k) plan with company matching contributions, as well as an additional company contribution based on age and base salary. We provide substantially similar 401(k) benefits to the salaried employees in our corporate office and certain business segments. We also offer non-qualified supplemental executive retirement plans that are available to executives on the recommendation of the Chief Executive Officer and with Committee approval. See “2017 Pension Benefits” on page 47 for more information regarding our supplemental executive retirement plans and our pension plan. We maintain a qualified defined contribution retirement benefit plan under which we contribute a percentage of base salary for each participant up to Internal Revenue Code limits for such plans based on age. The contributions vary by business segment and employee groups. For the NEOs, the contributions, as a percentage of qualifying wages, are as follows: under age 30, 3%; age 30 to 39, 4%; age 40 to 49, 5%; and age 50 and older, 6%. For NEOs and other executives who were eligible to participate in our frozen non-qualified defined benefit supplemental executive retirement plan, we maintain a non-qualified defined contribution supplemental executive retirement plan that provides a percentage of base salary and bonus based on age. The contributions are as follows: under age 45, 10%; age 45 to 50, 12.5%; and over age 50, 15%. We discontinued this plan on December 31, 2012, and no new participants have been added since that date. For newer executive officers, we maintain a restoration, non-qualified defined contribution plan that provides a percentage of base salary and bonus above the Internal Revenue Code retirement plan limits that apply to our broad-based defined contribution retirement plan. The contributions above the Internal Revenue Code limits are as follows: under age 30, 3%; age 30 to 39, 4%; age 40 to 49, 5%; and age 50 and older, 6%. Deferred Compensation Our NEOs are eligible to participate in our Deferred Compensation Plan for Directors and Executive Officers, which is a non-qualified, unfunded retirement savings plan. The Deferred Compensation Plan allows the deferral of base salary and annual cash incentive awards into either an investment program, which pays a guaranteed rate of return based on the prime interest rate plus 1%, or a share program, which mirrors the performance of our Common Stock during the relevant time period, including dividends. Executives also may defer restricted stock unit grants and performance shares under the Deferred Compensation Plan. See “2017 Non-Qualified Deferred Compensation” on page 48, for more information regarding our deferred compensation plans. OSHKOSH CORPORATION 2017 Proxy Statement 39

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal 2017

Certain Benefits

During fiscal 2017, we provided limited additional personal benefits to certain executive officers. Executive use of our company plane for personal reasons is authorized only in limited and specific circumstances. Our Board had approved Mr. Jones' service as a member of the board of directors of another company in recognition of the valuable professional development opportunities such service can provide Mr. Jones while serving as our Chief Executive Officer. During fiscal 2017, Mr. Jones traveled to most of this board's meetings on our company aircraft to minimize travel time and to facilitate his service on that board. We provided health and welfare benefit plans to all of our executives under the plans available to most of our employees, including medical, dental, vision, life insurance, and short- and long-term disability coverage. In addition, all of our executives were eligible to receive a comprehensive physical examination. We covered costs of these examinations in fiscal 2017 and also reimbursed the taxes relating to payment of those costs. The NEOs also may utilize the normal health plan for routine annual physicals as needed. Mr. Kimmitt receives a car allowance due to his extensive travel requirements for his specific role. In addition, we provide a healthcare allowance to offset costs not covered by Mr. Kimmitt's government healthcare benefits and in lieu of participation in our Company's healthcare plan.

Executive Employment and Other Agreements

We do not have an employment agreement with any of our NEOs. Our NEOs have agreements under which certain benefits would become payable in the event of a change in control of our Company and subsequent termination of the executive's employment. Mr. Jones has a severance agreement that is separate from his change in control agreement.

Severance Agreement with Wilson Jones

We have a severance agreement with Mr. Jones. If we terminate Mr. Jones' employment without cause or Mr. Jones terminates his employment for good reason, then, provided he executes a release of claims, Mr. Jones will be entitled to receive severance compensation approximating two years' salary and target bonus, together with welfare benefits. See "Potential Payments upon Termination or Change in Control" for more information regarding Mr. Jones' severance agreement and potential amounts that we may pay under that agreement.

Change in Control Agreements

We have severance agreements with all NEOs that would provide each of them with reasonable compensation if their employment is terminated in certain defined circumstances following a change in control of our Company. We entered into these agreements to provide our Company with certain protections — specifically to retain key executives prior to or following a change in control and to ensure key executives consider the best interests of shareholders when making decisions during a potential or actual change in control. The Committee administers the severance agreements and selects executive officers who are eligible for these agreements. The Committee eliminated the Internal Revenue Code Section 280G tax gross up benefit from payments due under new severance agreements. Although the Committee has since approved amendments to certain severance agreements that our Company had entered into prior to the Committee's determination, the amendments that the Committee has approved with respect to those severance agreements that provide for a Section 280G tax gross up benefit have been only those necessary to cause such severance agreements to comply with Internal Revenue Code Section 409A.

Under the executive severance agreements, after a change in control of our Company, if an executive's employment is terminated other than by reason of death, disability or for cause, then the executive is entitled to the following:

	Cash Payment	Additional Retirement Benefits	Outplacement, Legal, Continued Welfare Benefits	Tax Gross-up for "Excess Parachute Payments"(1)
Mr. Jones	3x base salary and bonus	n/a	3 years	No
Mr. Sagehorn	3x base salary and bonus	Present value pension benefit	3 years	Yes
Mr. Nerenhausen	2x base salary and bonus	n/a	2 years	No
Mr. Kimmitt	3x base salary and bonus	Present value pension benefit	3 years	Yes
Mr. Sims	2x base salary and bonus	n/a	2 years	No

(1) In fiscal 2009, the Committee eliminated the Internal Revenue Code Section 280G tax gross up benefit from payments due under severance agreements for any new agreements after that date.

OSHKOSH CORPORATION 2017 Proxy Statement 40

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal 2017 Each executive is also entitled to a cash termination payment and other benefits if the executive terminates employment for good reason, as defined in the severance agreements, after a change in control. The form of agreement to which Messrs. Jones, Nerenhausen and Sims are a party provides that, to the extent that payments to any of those executives would be considered “excess parachute payments,” the payments will be reduced to a point at which they are no longer considered excess parachute payments, or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive. The Committee has approved severance agreements for other officers with terms that are not as favorable to those officers (among other things, by providing for a maximum of one times base salary and bonus), and the Committee carefully selects the appropriate agreement for a given executive after considering relevant circumstances in each case. See “Potential Payments On Termination Or Change in Control” for more information regarding these severance agreements and potential amounts under them to our NEOs. Executive Incentive Compensation Recoupment Policy In September 2011, the Committee adopted the Oshkosh Corporation Executive Incentive Compensation Recoupment Policy, which is also known as a “clawback policy”. The policy applies to all non-equity incentive compensation and equity awards granted on or after September 30, 2011. Under the policy, if we must prepare an accounting restatement relating to our publicly-reported consolidated financial statements due to our material noncompliance with financial reporting requirements under U.S. federal securities laws, then our Company will have the right, to the extent permitted by law, to take appropriate action to recoup all or part of any incentive award actually paid to a covered executive if the amount of money or number of shares paid to the executive was expressly based on the achievement of financial results that were subject to the restatement and the executive would have been paid a lower amount or number of shares based on the financial results after the restatement. Stock Ownership Guidelines for Executive Officers The Committee has adopted executive officer stock ownership guidelines to align our executives’ interests with those of shareholders. The Committee requires executives to attain stock ownership at the following levels: Chief Executive Officer Five Times Annual Base Salary Chief Financial Officer Four Times Annual Base Salary Executive Vice Presidents Three Times Annual Base Salary It is the Committee’s policy that each NEO must achieve the required level of stock ownership within five years of becoming a NEO. Stock ownership includes stock that is not restricted in any way and the value of exercisable “in-the-money” stock options, based upon the market price of our Common Stock, the exercise price, and taxes the officer would pay on exercise. An executive who does not meet the ownership guidelines within the requisite timeframe will not receive approval to sell shares or to exercise options unless the net proceeds of that transaction are reinvested in Common Stock. As of December 1, 2017, all NEOs except Mr. Sims, who has not been in his current position for five years, exceeded their respective stock ownership requirements. We prohibit senior management from entering into certain transactions for their individual accounts that include hedging or pledging our Company’s securities and trading in puts, calls or other derivative securities relating to our Company’s securities. Tax Treatment of Compensation Section 162(m) of the Internal Revenue Code limits our income tax deduction for compensation that exceeds $1,000,000 paid in any taxable year to certain executive officers, unless such compensation falls within certain exceptions. The Committee has used its best efforts to cause any compensation paid to executive officers in excess of this dollar limit to qualify for such exceptions as they existed on September 30, 2017. The Committee views the tax deductibility of executive compensation as one of the many factors to be considered in the context of its overall compensation objectives. OSHKOSH CORPORATION 2017 Proxy Statement 41

COMPENSATION DISCUSSION AND ANALYSIS | Compensation Decisions for Fiscal 2017 Relation of Our Compensation Policies and Procedures to Risk Management Our senior management conducted a comprehensive risk assessment of each of our material compensation programs to evaluate the levels of risk-taking that each of those programs could potentially encourage. Management then presented this risk assessment to the Committee. After reviewing management’s risk assessment, the Committee determined that our compensation programs effectively create a proper balance between appropriate risk-taking and competitive compensation. Based on the Committee’s determination, we believe our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our Company. Conclusion Our compensation program for fiscal 2017 achieved its objective of tying pay to performance. Because Company performance significantly exceeded our expectations, our incentive compensation accordingly approached maximum levels. To prudently manage our compensation expense, we generally targeted compensation close to the 50th percentile of the compensation databases that we use. We believe our executive compensation programs position us to compete effectively when recruiting, selecting, and seeking to retain key executives. The Committee believes that executive retention is even more critical to keep this high-performing team in place, particularly as competitive employment opportunities become more frequently available to our executives. Human Resources Committee Report The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Human Resources Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. » Steven C. Mizell, Chair (member until February 7, 2017; appointed Chair February 7, 2017) » Kimberley Metcalf-Kupres » Stephen D. Newlin » John S. Shiely (appointed member February 7, 2017) » William S. Wallace » Craig Omtvedt (Alternate Member) (appointed alternate member February 7, 2017) OSHKOSH CORPORATION 2017 Proxy Statement 42

2017 SUMMARY COMPENSATION TABLE |

2017 Summary Compensation Table

Name and Principal Position	Fiscal Year (1)	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)(5)(6)	Total ($)
Wilson R. Jones, President and Chief Executive Officer	2017	1,107,692	—	4,274,343	1,830,017	2,652,147	—	554,351	10,418,550
	2016	946,708	—	3,151,718	1,350,048	1,205,389	147,326	330,632	7,131,821
	2015	654,033	—	—	—	141,402	56,432	141,562	993,429
David M. Sagehorn, Executive Vice President and Chief Financial Officer	2017	667,489	—	1,088,460	465,293	922,069	—	270,955	3,414,266
	2016	672,433	—	1,086,855	465,024	591,136	323,696	203,048	3,342,192
	2015	628,486	—	—	—	135,879	117,957	163,150	1,045,472
Frank R. Nerenhausen, Executive Vice President, President, Access Equipment segment	2017	491,723	—	492,407	210,429	543,895	—	186,937	1,925,391
	2016	487,524	—	492,080	210,000	227,089	236,907	136,109	1,789,709
Joseph H. Kimmitt, Executive Vice President, Government Operations and Industry Relations	2017	472,819	—	358,114	153,225	522,510	—	186,843	1,693,511
	2016	476,365	—	358,718	153,216	335,215	150,001	147,135	1,620,650
Robert H. Sims, Executive Vice President and Chief Administrative Officer	2017	445,000	—	370,559	157,822	491,770	—	93,512	1,558,663

(1) We are not including information for Mr. Nerenhausen and Mr. Kimmitt for fiscal 2015 because they were not NEOs during this period. We are not including information for Mr. Sims for fiscal 2015 or fiscal 2016 because he was not an NEO during these periods.

(2) Amounts in this column are based on the aggregate grant date fair value of awards to our NEOs under our 2009 Incentive Stock and Awards Plan rather than actual amounts paid to these officers or amounts the officers actually realized or will realize as a result of these awards. We computed the aggregate grant date fair value of these awards in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation ("FASB ASC Topic 718").

In fiscal 2015, the Committee moved the annual equity award grant from September to November (fiscal 2016) which crossed over fiscal years. The Committee did this to align the equity grant to the same time at which the Committee approves all other compensation elements (base salary and annual incentives). As a result, we did not grant equity awards in fiscal 2015.

We based the fair value of restricted stock unit awards on the market price of the underlying shares awarded on the date of grant. We calculated the fair value of option awards using the Black-Scholes valuation model. Note 15 to our audited consolidated financial statements for the fiscal year ended September 30, 2017, included in our Annual Report on Form 10-K filed with the SEC on November 21, 2017, includes the assumptions we used to calculate these amounts.

We have granted performance shares that vest at the end of the third fiscal year following the grant date to our NEOs. Our NEOs earn shares under performance share awards only if our total shareholder return, as to half of the awards, and return on invested capital results, as to the other half, over the three-year performance period compare favorably to those of a comparator group of companies. Potential payouts range from 0% to 200% of the target amounts for these awards. Amounts in the "Stock Awards" column relating to the performance share awards are the value at the grant date, consistent with the estimate of the aggregate compensation cost to be recognized over the service period in accordance with FASB ASC Topic 718, determined using a Monte Carlo simulation model for relative TSR and fair market value on the grant date for relative ROIC. Assuming performance at the highest level, the aggregate values of the performance share awards during fiscal 2017 at the date of grant for each of our NEOs (based on the maximum number of shares that an officer could earn under an award and our stock price on the date of grant) were as follows: $3,103,696 for Mr. Jones, $792,647 for Mr. Sagehorn, $357,862 for Mr. Nerenhausen, $260,871 for Mr. Kimmitt and $270,905 for Mr. Sims.

OSHKOSH CORPORATION 2017 Proxy Statement 43

2017 SUMMARY COMPENSATION TABLE |

(3) The amounts in this column reflect the increase, if any, in actuarial present value from the prior year of the NEO's benefits under our applicable retirement plans determined using the assumptions set forth in footnote (1) to the Pension Benefits Table below. In fiscal 2017, the actuarial present values decreased for Mr. Jones ($11,013), Mr. Sagehorn ($36,204), Mr. Nerenhausen ($27,377) and Mr. Kimmitt ($46,154). Mr. Sims has no benefit under these plans. As we discuss more fully elsewhere, we froze benefits under both our qualified and non-qualified defined benefit plans effective December 31, 2012, and now provide benefits under new, qualified and non-qualified defined contribution plans.

(4) The amounts shown in this column include benefits earned in fiscal 2017 under the Defined Contribution Executive Retirement Plan of $532,878 for Mr. Jones, $245,216 for Mr. Sagehorn, $156,093 for Mr. Nerenhausen, $153,176 for Mr. Kimmitt and $33,531 for Mr. Sims.

(5) We made fiscal 2017 contributions to the qualified defined contribution retirement benefit plan of $16,200 for Messrs. Jones, Sagehorn, Nerenhausen and Kimmitt and $22,223 for Mr. Sims.

(6) In fiscal 2017, we paid $477 to Mr. Sagehorn, $2,056 to Mr. Nerenhausen and $10,932 for Mr. Sims to reimburse them for taxes they incurred on perquisites.

2017 Grants of Plan Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)						
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Awards ($/Sh)	Grant Date Fair Value of Stock and Awards ($)(3)
Wilson R. Jones	11/21/2016	720,000	1,440,000	2,880,000	11,600	23,200	46,400	36,500	89,575	66.89	6,104,360
David M. Sagehorn	11/21/2016	250,300	500,600	1,001,200	2,963	5,925	11,850	9,275	22,775	66.89	1,553,753
Frank R. Nerenhausen	11/21/2016	147,500	295,000	590,000	1,338	2,675	5,350	4,200	10,300	66.89	702,836
Joseph H. Kimmitt	11/21/2016	141,850	283,700	567,400	975	1,950	3,900	3,050	7,500	66.89	511,339
Robert H. Sims	11/21/2016	133,500	267,000	534,000	1,013	2,025	4,050	3,150	7,725	66.89	528,381

(1) The amounts shown represent the threshold, target and maximum awards that each of our NEOs could have earned under our annual cash incentive plan for fiscal 2017, as we describe more fully under "Compensation Discussion and Analysis — Annual Cash Incentive Awards." The amount that each named executive officer earned for fiscal 2017 under these awards based on our actual performance for fiscal 2017 appears in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2) The amounts shown represent the threshold, target and maximum payouts under performance share awards that we awarded in fiscal 2017 to the NEOs under our 2009 Incentive Stock and Awards Plan as we describe more fully under "Compensation Discussion & Analysis — Equity-based Long-term Incentive Awards — Performance Share Awards." Achievement of the threshold amount requires, as to half of the awards, relative total shareholder return (TSR), or, as to the other half, relative return on invested capital (ROIC) at or above the 25th percentile as compared to their respective comparator groups over a three year TSR performance period or an 11 quarter ROIC performance period, respectively. Payments are pro-rated for performance between the 25th and 75th percentiles. The awards are subject to a payout cap, using our share price on the last day in the performance period, equal to 400% of the aggregate value of the number of shares that the participant would have received for performance at the 50th percentile determined using our share price on the date of the award of performance shares. We pay the awards that executives earn, including a pro-rata amount upon a qualifying retirement, in shares of our Common Stock on a one-for-one basis and include credit for any dividends our Board approves during the performance period. However, we do not pay dividends or dividend equivalents with respect to unearned performance share awards.

(3) The dollar amount includes the grant date fair value of the stock options that we granted in fiscal 2017 calculated using the Black-Scholes valuation model in accordance with FASB ASC Topic 718. Amounts relating to the relative TSR performance share awards are based on valuations under a Monte Carlo simulation in accordance with FASB ASC Topic 718. Amounts relating to the relative ROIC performance share awards and restricted stock units are based on the fair market value of the underlying Common Stock on the grant date.

OSHKOSH CORPORATION 2017 Proxy Statement 44

COMPENSATION TABLES |

Outstanding Equity Awards at 2017 Fiscal Year End

	Option Awards					Stock Awards			
Name	Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#) (1)(2)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)(2)	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)(6)(7)
Wilson R. Jones	40,000			12.04	10/16/18	66,615	5,498,402	103,800	8,567,652
	47,000			28.96	09/17/19				
	19,400			47.33	09/16/20				
	31,200			46.94	09/15/21				
	33,483	66,967		41.52	11/12/22				
		89,575		66.89	11/21/23				
David M. Sagehorn	26,500			19.24	09/19/18	19,625	1,619,848	31,650	2,612,391
	45,000			28.96	09/17/19				
	17,200			47.33	09/16/20				
	27,625			46.94	09/15/21				
	11,533	23,067		41.52	11/12/22				
		22,775		66.89	11/21/23				
Frank R. Nerenhausen	20,000			28.96	09/17/19	8,873	732,377	14,350	1,184,449
	7,200			47.33	09/16/20				
	11,600			46.94	09/15/21				
	5,208	10,417		41.52	11/12/22				
		10,300		66.89	11/21/23				
Joseph H. Kimmitt	14,000			28.96	09/17/19	6,460	533,208	10,450	862,543
	5,600			47.33	09/16/20				
	9,100			46.94	09/15/21				
	3,800	7,600		41.52	11/12/22				
		7,500		66.89	11/21/23				
Robert H. Sims		7,725		66.89	11/21/23	8,814	727,508	4,050	334,287

(1) The options that expire on October 16, 2018, have a duration of ten years and one month from the date of grant and vested ratably over a three-year period beginning on the first anniversary of the grant date.

(2) All options other than those described in footnote 1 above, have a duration of seven years from the date of grant and vested (or will vest) ratably over a three-year period beginning on the first anniversary of the grant date.

(3) All options become fully vested upon termination of employment as a result of death, disability or retirement and must be exercised within one year of death or disability and three years of retirement. Retirement means a participant's termination of employment at a time that the participant is at least age 55 and has completed at least five (5) years of continuous service with our Company.

OSHKOSH CORPORATION 2017 Proxy Statement 45

COMPENSATION TABLES |

(4) The vesting dates for all restricted stock units that our NEOs held at September 30, 2017, are listed below. (The total of the number of units vesting on November 21st of each year is higher than the number of units reported in the Grants of Plan Based Awards table above as a result of accrued dividend equivalents since the grant date.)

Name	Vesting Date	No. of Units
Wilson R. Jones	11/12/2017	14,890
	11/21/2017	12,277
	11/12/2018	14,891
	11/21/2018	12,278
	11/21/2019	12,279
David M. Sagehorn	11/12/2017	5,132
	11/21/2017	3,119
	11/12/2018	5,133
	11/21/2018	3,120
	11/21/2019	3,121
Frank R. Nerenhausen	11/12/2017	2,317
	11/21/2017	1,413
	11/12/2018	2,317
	11/21/2018	1,413
	11/21/2019	1,413
Joseph H. Kimmitt	11/12/2017	1,691
	11/21/2017	1,025
	11/12/2018	1,691
	11/21/2018	1,026
	11/21/2019	1,027
Robert H. Sims	11/21/2017	1,059
	08/22/2018	2,817
	11/21/2018	1,060
	08/22/2019	2,818
	11/21/2019	1,060

(5) We used the closing price of our Common Stock of $82.54 on September 29, 2017, to calculate the value of unvested units.

(6) The vesting dates for all performance shares that our NEOs held at September 30, 2017, are as follows:

	Vesting Date of Performance Shares			
Name	TSR 09/30/18	TSR 9/30/19	ROIC 09/30/18	ROIC 09/30/19
Wilson R. Jones	24,850	19,000	32,550	27,400
David M. Sagehorn	8,600	4,850	11,200	7,000
Frank R. Nerenhausen	3,900	2,200	5,100	3,150
Joseph H. Kimmitt	2,850	1,600	3,700	2,300
Robert H. Sims	—	1,650	—	2,400

(7) The number and value of performance shares reflected in the above table (and in note (6)) assume performance at the maximum level for all awards.

OSHKOSH CORPORATION 2017 Proxy Statement 46

COMPENSATION TABLES |

2017 Option Exercises and Stock Vested

Name	Option Awards: Number of Shares Acquired on Exercise (#)	Option Awards: Value Realized on Exercise ($)	Stock Awards: Number of Shares Acquired on Vesting (#)	Stock Awards: Value Realized on Vesting ($)(1)
Wilson R. Jones	60,000	2,539,469	39,059	2,948,237
David M. Sagehorn	47,800	2,030,269	26,677	2,091,674
Frank R. Nerenhausen	23,000	842,576	11,372	889,692
Joseph H. Kimmitt	70,722	2,500,286	8,785	688,800
Robert H. Sims	—	—	2,817	205,702

(1) Reflects the amount calculated by multiplying the number of restricted stock units and performance shares vested by the market price of our Common Stock on the vesting date.

2017 Pension Benefits

The table below sets forth the number of years of credited service and the present value of accumulated benefits and payments during fiscal 2017 under the Oshkosh Corporation Retirement Plan and the Oshkosh Corporation Executive Retirement Plan for each named executive officer who participates in such plans.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Wilson R. Jones	Retirement Plan	8	280,952	—
	Executive Retirement Plan	5	687,303	—
David M. Sagehorn	Retirement Plan	13	409,921	—
	Executive Retirement Plan	9	1,500,649	—
Frank R. Nerenhausen	Retirement Plan	27	557,695	—
	Executive Retirement Plan	3	823,452	—
Joseph H. Kimmitt	Retirement Plan	12	712,090	—
	Executive Retirement Plan	11	1,352,544	—
Robert H. Sims	Retirement Plan	—	—	—
	Executive Retirement Plan	—	—	—

(1) Years of credited service under the Retirement Plan are based on the executive working one thousand hours during the plan year (i.e., March 1 — February 28). Years of credited service under the Executive Retirement Plan are based on completed years and months of employment with us, and vesting under the Executive Retirement Plan is based on completed years of employment as an executive officer. Participants do not accrue additional years of credited service under the Retirement Plan or the Executive Retirement Plan after December 31, 2012, but vesting service continues under both plans.

(2) The actuarial values of the accumulated plan benefits for the Retirement Plan and the Executive Retirement Plan were calculated using the unit credit valuation method and the following assumptions, among others: that the participants retire at their first unreduced retirement age of 62; that the benefit calculation date is September 30, 2017, consistent with our accounting measurement date for financial statement reporting purposes; a discount rate of 3.80%; a post-retirement mortality assumption based on the RP-2014 table with MP-2016 mortality improvement scale using a generational projection; final average pay based on current average pay, without projection; payment in the form of a single life annuity; that the Retirement Plan benefit accrued ratably over the participant's years of service up to December 31, 2012, the date benefits were frozen; and that the Executive Retirement Plan benefit accrued ratably over the first 20 years from the date of hire up to December 31, 2012, the date benefits were frozen, and vested (or will vest) 20% per year from years 5 to 10 beginning when the employee became an officer.

OSHKOSH CORPORATION 2017 Proxy Statement 47

COMPENSATION TABLES |

Oshkosh Corporation Retirement Plan — Under the Retirement Plan, a salaried employee is entitled to receive upon retirement at age 65 a monthly benefit equal to 50% of average monthly compensation less 45% of the primary social security benefit payable at age 65, reduced by 1/30th for each benefit accrual year of service less than 30, or certain actuarially equivalent benefits. Average monthly compensation is based on the average of the five highest consecutive years of base salary (subject to a maximum established pursuant to IRS regulations) prior to the participant's normal retirement age or other date of termination. One thousand hours constitute a year of service. As of March 1, 1994, IRS regulations lowered the maximum amount of compensation allowed to be included in benefit calculations from $235,840 to $150,000. This amount was increased to $160,000 as of March 1, 1997, $170,000 as of January 1, 2000, $200,000 as of January 1, 2002, $205,000 as of January 1, 2004, $210,000 as of January 1, 2005, $220,000 as of January 1, 2006, $225,000 as of January 1, 2007, $230,000 as of January 1, 2008, $245,000 as of January 1, 2009 and $250,000 as of January 1, 2012. Accrued benefits calculated as of February 28, 1994 at the higher limit have been grandfathered.

An employee who has reached the age of 55 with a minimum of five years of service may retire and begin to receive the actuarial equivalent of his or her pension benefits. The pension benefits payable to such an employee are equal to 50% of the pension benefits that would have been payable had the employee remained employed with us until age 65. The percentage paid increases for each year of continued service with us between the date on which the employee reaches age 55 and the date on which the employee reaches age 65. The spouse of an employee who dies after becoming eligible for early retirement is entitled to a monthly benefit equivalent to 50% of the amount of the life annuity that would have been payable to a participant at normal retirement age. As of September 30, 2017, Mr. Jones and Mr. Kimmitt were eligible for retirement under the Retirement Plan but the other NEOs were not eligible. Benefits under the Retirement Plan were frozen effective December 31, 2012; we now provide benefits under a new, qualified defined contribution plan.

Oshkosh Corporation Executive Retirement Plan — Under the Executive Retirement Plan, certain of our officers, including the NEOs are entitled to receive upon retirement a monthly benefit equal to 24% of their average monthly compensation at age 55, increasing to 40% of average monthly compensation at age 62, in each case prorated if the executive has less than 20 years of service at retirement. This amount is reduced by the amount of any pension payable by us under the Retirement Plan, the annuity value of the executive's 401(k) plan match, and 50% of the executive's social security benefit Average monthly compensation is based on the average of the executive's compensation (base salary plus bonus) for the highest five years of pay (not necessarily consecutive) in the last ten years of credited service. The spouse of an executive who dies after becoming eligible for early retirement is entitled to receive 50% of the Executive Retirement Plan benefit that would have been payable to the executive as of September 30, 2017. As of September 30, 2017, Mr. Jones and Mr. Kimmitt were eligible for retirement under the Retirement Plan but the other NEOs were not eligible. Benefits under the Executive Retirement Plan were frozen effective December 31, 2012; we now provide benefit under a new, non-qualified defined contribution plan.

2017 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Wilson R. Jones	—	532,878	140,358	—	1,526,213
David M. Sagehorn	—	245,216	106,750	—	1,012,822
Frank R. Nerenhausen	—	156,093	66,811	—	631,602
Joseph H. Kimmitt	—	153,176	81,350	—	700,457
Robert H. Sims	—	33,531	—	—	33,531

(1) The amounts shown in this column represent benefits earned under the Defined Contribution Executive Retirement Plan, which amounts also appear in the "All Other Compensation" column in the Summary Compensation Table for fiscal 2017.

(2) The amounts shown in this column represent earnings in fiscal 2017 that are neither above market nor preferential. Accordingly, the amounts are not included in the Summary Compensation Table for fiscal 2017.

(3) The amount shown in this column in excess of the sum of the amounts from the preceding columns includes $789,263 for Mr. Jones, $619,165 for Mr. Sagehorn, $212,199 for Mr. Nerenhausen and $114,739 for Mr. Kimmitt that was previously reported in the Summary Compensation Table for years prior to fiscal 2017. We have not previously reported any deferred compensation amounts for Mr. Sims in our Summary Compensation Table for the years prior to fiscal 2017.

OSHKOSH CORPORATION 2017 Proxy Statement 48

COMPENSATION TABLES | Oshkosh Corporation Deferred Compensation Plan for Directors and Executive Officers — Under the Deferred Compensation Plan, each participating named executive officer may defer up to 65% of base salary for the plan year, up to 85% of annual incentive compensation payable in the plan year for services and performance during the preceding plan year, and up to 100% of any share-based long-term incentives. An executive participating in the Deferred Compensation Plan may elect to have deferrals credited to a fixed-income investment account or a stock account. Deferrals credited to a fixed-income investment account earn interest at the prime rate as published in The Wall Street Journal on the last business day of the immediately preceding plan year quarter, plus 1%. Deferrals credited to a stock account are treated as though invested in our Common Stock. Any dividends earned on our Common Stock are reinvested in each executive’s stock account. Payments from the Deferred Compensation Plan may be made in a lump sum or in annual installments for up to ten years, at the election of the executive. Payments generally commence six months after the executive’s separation from service with us. However, in the event of a change in control, as defined in the Deferred Compensation Plan, we will pay out the accounts of all executives in a single lump sum cash payment. Oshkosh Corporation Defined Contribution Executive Retirement Plan — Under our non-qualified Defined Contribution Executive Retirement Plan, certain of our officers, including the NEOs, are entitled to receive, upon separation from service, cash distributions of either a single lump sum payment or annual installments over a period of two to ten years, as elected by the participant, equal to the vested balance of the participant’s account. A participant’s account balance is equal to the sum of annual benefit credits made to the account, adjusted for returns based on the hypothetical investment experience of the selected investment option. For any participant in our Executive Retirement Plan on December 31, 2012, the annual benefit credits are equal to a percentage of the participant’s annual base pay and bonus. The percentage of compensation earned is 10% for participants age 44 or below; 12.5% for participants age 45 to 50; and 15% for participants age 51 or above. For individuals who became participants in our Executive Retirement Plan after December 31, 2012, the annual benefit credit is equal to the excess of the employer non-elective contribution under our tax-qualified Oshkosh Corporation and Affiliates Tax Deferred Investment Plan that would have been made for the applicable year but for the effect of the limitations imposed by Section 401(a)(17) or Section 415 of the Internal Revenue Code, over the amount of the contribution actually made. Effective June 1, 2014, all participants are immediately 100% vested. Each participant’s accumulated benefits change based on the hypothetical investment experience of the selected investment option. Available hypothetical investment options generally are the same as the investment options available under our tax-qualified defined contribution retirement plan. Potential Payments On Termination Or Change In Control The following tables disclose potential payments and benefits to which our NEOs would be entitled upon a termination of employment or a change in control of our Company. We list the estimated amount of compensation payable to each of our NEOs in each situation in the tables below assuming that the termination or change in control occurred at September 30, 2017, and that our Common Stock had a value per share of $82.54, which was the closing market price on September 29, 2017. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control, and likely would vary from the estimated amounts in the tables below. Descriptions of the circumstances that would trigger payments or benefits to our NEOs, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits, and other material factors regarding such agreements and plans, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables. Refer to the Pension Benefits table above for the present value of amounts that our NEOs would receive upon retirement absent a change in control of our Company. OSHKOSH CORPORATION 2017 Proxy Statement 49

COMPENSATION TABLES |

Wilson R. Jones	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts						
Cash Termination Payment				2,280,000		7,036,167
Continued Life, Hospitalization, Medical and Dental Insurance Coverage				42,308		63,462
Outplacement Services						171,000
Legal and Accounting Advisor Services						10,000
Unvested Stock Options	4,148,835	4,148,835	4,148,835		4,148,835	4,148,835
Unvested Performance Shares	3,229,065	3,229,065	3,229,065		6,516,244	6,516,244
Unvested Restricted Stock and Restricted Stock Units	5,498,402	5,498,402			5,498,402	5,498,402
Unearned Annual Cash Incentive Awards				2,880,000	1,440,000	1,440,000
Executive Retirement Plan Benefits						82,717
Additional Change in Control Retirement Benefits						
Excise Tax Gross Up Payment						
Total Pre-tax Benefit	12,876,302	12,876,302	7,377,900	5,202,308	17,603,481	24,966,827

David M. Sagehorn	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts						
Cash Termination Payment						3,789,408
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						61,573
Outplacement Services						100,800
Legal and Accounting Advisor Services						10,000
Unvested Stock Options	1,302,637	1,302,637			1,302,637	1,302,637
Unvested Performance Shares	1,036,839	1,036,839			1,990,700	1,990,700
Unvested Restricted Stock and Restricted Stock Units	1,619,848	1,619,848			1,619,848	1,619,848
Unearned Annual Cash Incentive Awards					500,600	500,600
Executive Retirement Plan Benefits						
Additional Change in Control Retirement Benefits						370,372
Excise Tax Gross Up Payment						
Total Pre-tax Benefit	3,959,324	3,959,324			5,413,785	9,745,938

OSHKOSH CORPORATION 2017 Proxy Statement 50

COMPENSATION TABLES |

Frank R. Nerenhausen	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts						
Cash Termination Payment						1,717,492
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						40,113
Outplacement Services						74,250
Legal and Accounting Advisor Services						5,000
Unvested Stock Options	588,500	588,500			588,500	588,500
Unvested Performance Shares	470,519	470,519			902,657	902,657
Unvested Restricted Stock and Restricted Stock Units	732,377	732,377			732,377	732,377
Unearned Annual Cash Incentive Awards					295,000	295,000
Executive Retirement Plan Benefits						404,139
Additional Change in Control Retirement Benefits						
Excise Tax Gross Up Payment						
Total Pre-tax Benefit	1,791,396	1,791,396			2,518,534	4,759,528

Joseph H. Kimmitt	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts						
Cash Termination Payment						2,433,645
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						6,409
Outplacement Services						71,400
Legal and Accounting Advisor Services						10,000
Unvested Stock Options	429,127	429,127	429,127		429,127	429,127
Unvested Performance Shares	342,771	342,771	342,771		657,596	657,596
Unvested Restricted Stock and Restricted Stock Units	533,208	533,208	533,208		533,208	533,208
Unearned Annual Cash Incentive Awards					283,700	283,700
Executive Retirement Plan Benefits						
Additional Change in Control Retirement Benefits						
Excise Tax Gross Up Payment						
Total Pre-tax Benefit	1,305,106	1,305,106	1,305,106		1,903,631	4,425,085

OSHKOSH CORPORATION 2017 Proxy Statement 51

COMPENSATION TABLES |

Robert H. Sims	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts						
Cash Termination Payment						943,094
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						39,387
Outplacement Services						67,200
Legal and Accounting Advisor Services						5,000
Unvested Stock Options	120,896	120,896			120,896	120,896
Unvested Performance Shares	75,552	75,552			251,087	251,087
Unvested Restricted Stock and Restricted Stock Units	727,508	727,508			727,508	727,508
Unearned Annual Cash Incentive Awards					267,000	267,000
Executive Retirement Plan Benefits						
Additional Change in Control Retirement Benefits						
Excise Tax Gross Up Payment						
Total Pre-tax Benefit	923,956	923,956			1,366,491	2,421,172

OSHKOSH CORPORATION 2017 Proxy Statement 52

COMPENSATION AGREEMENTS | Severance Agreement We have a severance agreement with Mr. Jones. If we terminate Mr. Jones’ employment without cause or Mr. Jones terminates his employment for good reason, then, provided he executes a release of claims against us, Mr. Jones will be entitled to receive severance compensation approximating two years’ salary and bonus, together with welfare benefits. Change In Control Agreements We currently have in effect Key Executive Employment and Severance Agreements, or KEESAs, with our executive officers, including each of our NEOs who was employed at September 30, 2017. Under the KEESAs, after a change in control of our Company, if the executive’s employment is terminated, other than by reason of death, disability or for cause, then the executive is entitled to a cash termination payment and other benefits. The executive also is entitled to a cash termination payment and other benefits if, after the change in control, the executive terminates his or her employment for good reason. The termination payment will be equal to the sum of the executive’s annual salary in effect at the change in control (or any subsequent higher salary) plus the highest annual bonus award paid during the three years before the change in control, multiplied by the number of years remaining in the employment period (up to three but at least one for Messrs. Jones, Sagehorn and Kimmitt, and up to two, but at least one, for Messrs. Nerenhausen and Sims). The amounts in the tables assume the maximum three years for Messrs. Jones, Sagehorn and Kimmitt, or two years for Messrs. Nerenhausen and Sims, remaining in the employment period. If Mr. Sagehorn or Mr. Kimmitt is entitled to a cash termination payment, then such executive also is entitled to the difference between the unreduced social security benefit payable if his employment continued until his unreduced social security age and the actual social security benefit payable at the end of the employment period. This payment ceases at the executive’s unreduced social security age. These benefits are disclosed as “Additional Change in Control Retirement Benefits” in the tables above. In addition, the KEESAs provide for outplacement services and continuation of life and disability insurance for up to three years, for Messrs. Jones, Sagehorn and Kimmitt, or two years, for Messrs. Nerenhausen and Sims, as well as hospitalization, medical and dental coverage and other welfare benefits as in effect at the termination. The KEESAs for Messrs. Sagehorn and Kimmitt provide that if the payments under the agreement are an “excess parachute payment” for purposes of the Internal Revenue Code, then we will pay the executive the amount necessary to offset the 20% excise tax the Internal Revenue Code imposes and any additional taxes on this payment. To the extent that payments to Messrs. Jones, Nerenhausen and Sims under their agreements would be considered “excess parachute payments”, the payments will be reduced to a point at which they are no longer considered excess parachute payments, or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit. In fiscal 2008, we revised the terms of the KEESAs to ensure that payments under the agreement are not “income includible under Section 409A” for purposes of the Internal Revenue Code. However, if payments under the agreement are nonetheless “income includible under Section 409A,” then we can be obligated to pay the executive the 20% additional income tax that Internal Revenue Code Section 409A imposes and interest and any additional taxes on this payment. In consideration of the KEESA benefits, each executive officer party to a KEESA agrees not to compete with us for a period of 18 months after leaving his position and to keep in confidence any proprietary or confidential information for the same period of time. Our Board of Directors can waive both of these conditions. Under the KEESAs, there is a “change in control” if: • any person is or becomes the beneficial owner of securities representing 25% or more of our outstanding Common Stock; there is a change in the composition of our Board of Directors that at least two-thirds of the existing directors have not approved; a merger, consolidation or share exchange with any other corporation (or the issuance of voting securities in connection with a merger, consolidation or share exchange) is consummated, after which our shareholders control less than 50% of combined voting power; or our shareholders approve a plan of complete liquidation or dissolution or a sale or disposition by us of all or substantially all of our assets is consummated. • • • This definition of change in control also applies to our 2009 Incentive Stock and Awards Plan and our 2017 Incentive Stock and Awards Plan. OSHKOSH CORPORATION 2017 Proxy Statement 53

COMPENSATION AGREEMENTS | Under the KEESAs, the term “cause” generally means: • • • • • committing any act of fraud, embezzlement or theft in connection with the executive’s duties; continuing, willful and unreasonable refusal by an executive to perform duties or responsibilities; willfully engaging in illegal conduct or gross misconduct that causes us demonstrable and serious financial injury; willfully disclosing our trade secrets or confidential information; or engaging in competition with us that our Board of Directors determines to be materially harmful to us. Under the KEESAs, the term “good reason” generally means: • • a breach of the agreement by us; any reduction in the executive’s base salary, percentage of base salary available as incentive compensation or bonus opportunity, or benefits; a material adverse change in the executive’s working conditions or status with us from such working conditions or status in effect during the 180-day period prior to the change in control, including a significant change in the nature or scope of his or her authority, powers, functions, duties or responsibilities or a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that we remedy promptly after receipt of notice thereof; relocation of the executive’s principal place of employment to a location more than 50 miles from the executive’s principal place of employment during the 180-day period prior to the change in control; a mandate that the executive travel on business to a materially greater extent than was required during the 180-day period prior to the change in control; our failure to cause a successor to assume the executive’s agreement; or termination of the executive’s employment after a change in control without proper notice. • • • • • Performance Share Awards We have granted performance share awards to our NEOs under our 2009 Incentive Stock and Awards Plan. Any grants made on or after February 7, 2017 will be made under our 2017 Incentive Stock and Awards Plan. Under these plans and the related award terms, if an executive’s employment terminates due to death, disability or retirement after the tenth trading day of the performance period in respect of an award, then the executive will receive a proportionate number of the shares of our Common Stock that the executive would have received had the performance period ended on the date of termination. If we cease to employ an executive for any reason other than death, disability or retirement, then the executive will forfeit any rights with respect to an award of performance shares. Under our 2009 Incentive Stock and Awards Plan, in the event of a change in control of our Company, the executive will be fully vested in the number of shares of our Common Stock calculated as if the performance period for the related award ended on the date of the change in control. Beginning with the November 2017 (fiscal 2018) equity grants, under our 2017 Incentive Stock and Awards Plan, awards are subject to a form of “double trigger” vesting, which requires a termination of employment in addition to a change in control rather than “single trigger” vesting on a change in control. The amounts relating to relative TSR performance share awards that we granted in fiscal 2016 and 2017 (no grants were made in fiscal 2015), reflect a payment amount equal to 200% of the target performance share awards based on our relative TSR during the performance period. The amounts relating to relative ROIC performance share awards that we granted in fiscal 2016 and 2017 reflect a payment amount equal to 116% and 118%, respectively, of the target performance awards based on our relative ROIC during the performance period. Restricted Stock Units We have granted restricted stock unit awards to our NEOs under our 2009 Incentive Stock and Awards Plan. Under this plan and the related award agreements, if an executive’s employment terminates due to death or disability, then any restricted stock units that are not vested will become fully vested at the time of such termination. The restricted stock units also fully vest if an executive’s employment is terminated as a result of a qualified retirement, except that, if the qualified retirement occurs prior to the first anniversary of the grant date of the restricted stock unit award, then only a pro-rata portion of the restricted stock units will vest. For grants that were made through fiscal 2017 we define qualified retirement as a retirement at a time when the executive is at least 55 years of age and the executive’s age, when added to his or her years of service with our Company, equals or exceeds 70. Beginning with the November 2017 (fiscal 2018) grants, under the Oshkosh Corporation 2017 Incentive Stock and Awards Plan, we define qualified retirement as a retirement at a time when the executive is at least 55 years of age and the executive has completed five years of service. The treatment of OSHKOSH CORPORATION 2017 Proxy Statement 54

COMPENSATION AGREEMENTS | retirement prior to the first anniversary of the grant date as defined above will be maintained under the 2017 Incentive Stock and Awards Plan. Any grants made on or after February 7, 2017 will be made under our 2017 Incentive Stock and Awards Plan. No named executive officer, other than Mr. Kimmitt, was eligible for a qualified retirement at September 30, 2017. If we cease to employ an executive for any reason other than death, disability or a qualified retirement, then any restricted stock units held by the executive that are not vested on the date of such termination will be immediately forfeited. Under our 2009 Incentive Stock and Awards Plan, effective upon a change in control of our Company, any restricted stock units that have not vested will vest and the executive will have the right to receive, in exchange for surrender of such restricted stock units, shares or an amount of cash equal to the greatest of (i) the fair market value of a share of our stock as determined on the date of the change in control, (ii) the highest per share price paid in the change in control transaction, or (iii) in certain change in control transactions, the fair market value of a share calculated on the date of surrender. Beginning with the November 2017 (fiscal 2018) equity grants, under our 2017 Incentive Stock and Awards Plan, awards are subject to a form of “double trigger” vesting, which requires a termination of employment in addition to a change in control rather than “single trigger” vesting on a change in control. Stock Option Agreements We have granted stock option awards to our NEOs under our 2009 Incentive Stock and Awards Plan. Any grants made on or after February 7, 2017 will be made under our 2017 Incentive Stock and Awards Plan. Under these plans and the related award terms, if an executive’s employment terminates due to death or disability, then the option award will become fully vested and will remain exercisable by the executive or his or her beneficiary for a period of one year after the date of such death or disability. If the executive’s employment terminates due to retirement, then the option award will become fully vested and will remain exercisable by the executive for a period of three years after the date of such retirement. Under our 2009 Incentive Stock and Awards Plan, effective upon a change in control of our Company, the option award will fully vest and immediately become exercisable, and the executive holding the option award will have the right to receive, in exchange for surrender of each option, an amount of cash equal to the excess, if any, of the fair market value of a share of our Common Stock as determined on the date of exercise over the exercise price of the option. Beginning with the November 2017 (fiscal 2018) equity grants, under our 2017 Incentive Stock and Awards Plan, awards are subject to a form of “double trigger” vesting, which requires a termination of employment in addition to a change in control rather than “single trigger” vesting on a change in control. The amounts in the tables on pages 50 to 52 include the value attributable to unvested stock options that our NEOs held valued at the amount by which the closing price of our Common Stock on September 29, 2017, exceeds the exercise price of the unvested options. Annual Cash Incentive Awards Upon a change in control of our Company, for any annual cash incentive award that a named executive officer has not then earned, the executive is entitled to receive a proportionate amount of his or her annual cash incentive target award opportunity, based on the number of whole months that have elapsed in the fiscal year prior to the change in control. For each named executive officer, the amounts we disclose as “Unearned Annual Cash Incentive Awards” in the tables above assume that the change in control occurred prior to the end of the fiscal year (meaning the NEOs did not yet earn their annual cash incentive awards), but the amounts reflect the full target award opportunity rather than only a proportionate amount. The Summary Compensation Table reflects the actual amount of the annual cash incentive award that each named executive officer earned for fiscal 2017 NEOs would not be entitled to receive both the amount in the tables above and the amount in the Summary Compensation Table. For purposes of determining the amount of any excise tax that the Internal Revenue Code may impose because we paid an executive’s annual cash incentive target award opportunity upon a change in control of our Company (and to enable us to estimate any excise tax gross-up payment that we would have to pay to Mr. Sagehorn or Mr. Kimmitt), we assume the executive has earned the entire amount of the award as of September 30, 2017. Oshkosh Corporation Executive Retirement Plan Upon a change in control of our Company, executives participating in our Executive Retirement Plan are vested without regard to the normal vesting schedule under the plan. Furthermore, if an executive’s employment is terminated for any reason following the change in control, the executive will be entitled to receive a single lump sum cash payment equal to the present value (as determined under the Executive Retirement Plan) of the executive’s earned and vested benefits OSHKOSH CORPORATION 2017 Proxy Statement 55

COMPENSATION AGREEMENTS | under the Executive Retirement Plan through December 31, 2004, within 60 days after the termination of the executive’s employment. “Change in control” is defined in the same manner as under the KEESAs for this purpose. The executive also will be entitled to receive a single lump sum cash payment equal to the present value (as determined under the Executive Retirement Plan) of the executive’s earned and vested benefits under the Executive Retirement Plan for the period commencing January 1, 2005, within 60 days of the change in control. “Change in control” has a specified meaning for this purpose as defined in the Executive Retirement Plan. The amounts we disclose as “Executive Retirement Plan Benefits” in the tables on page 50 include, for Mr. Jones, who was not fully vested in his pension benefit, the value of the accelerated vesting of his benefit resulting from the change in control and the incremental increase in the value of his benefit resulting from the use of lump-sum-specific mortality and interest rate assumptions required by the Executive Retirement Plan that may differ from those used to calculate the monthly benefit that would have been paid upon retirement absent a change in control. Defined Contribution Executive Retirement Plan Under the Oshkosh Corporation Defined Contribution Executive Retirement Plan, following a change in control of our Company, any participant who is terminated will be entitled to receive an immediate single sum distribution of his or her account balance within 60 days. Deferred Compensation Plans Termination of an executive officer or a change in control of our Company would not affect the amounts payable to our NEOs under the Oshkosh Corporation Deferred Compensation Plan for Directors and Executive Officers. OSHKOSH CORPORATION 2017 Proxy Statement 56

Proposal 3 ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS As noted in the preceding discussion, executive compensation is an important matter both to us and to our shareholders. As a reflection of this importance and pursuant to SEC rules, we offer our shareholders the opportunity to approve, on a non-binding, advisory basis, the compensation of our NEOs. Accordingly, we are seeking input from shareholders with this advisory vote on the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement in accordance with the SEC’s executive compensation disclosure rules. The Human Resources Committee has overseen the development and implementation of our executive compensation programs. We have designed our compensation programs to directly link a significant portion of the compensation of our NEOs to defined performance standards that promote balance between the drive for near-term growth and long-term increase in shareholder value. The Committee also designed our compensation programs to attract, retain and motivate key executives who are essential to the implementation of our strategic growth initiatives and critical to the success of our MOVE strategy. The Human Resources Committee bases its executive compensation decisions on our core compensation principles, including the following: • • motivating our executives to perform with shareholders’ interests in mind; assembling and maintaining a senior leadership team with the skills necessary to successfully execute our MOVE strategy, maintain our competitiveness, and continue increasing the long-term market value of our Company; and balancing awards earned for short-term results with awards earned for strategic decisions that we expect will sustain our long-term performance and deliver the results outlined in our MOVE strategy. • We believe our existing compensation programs have been effective at motivating our key executives to achieve favorable performance and results for our Company, aligning compensation with our financial performance results, giving our executives an ownership interest in our Company so their interests are aligned with our shareholders, and enabling us to attract and retain talented executives whose services are in key demand in our industry and market sectors. We continued to meet these objectives in fiscal 2017. The Human Resources Committee took or implemented the following actions in fiscal 2017 with full consideration of our core compensation principles: • • • approved base salary increases for our NEOs in line with competitive market trends; structured our annual cash incentive awards for fiscal 2017 with aggressive operating income targets; other than for Mr. Jones, whose annual cash incentive award payment levels we increased to align closer to the 50th percentile of the market, maintained each executive’s threshold, target and maximum annual cash incentive award payment levels expressed as a percentage of base salary, which targets the 50th percentile of the market; approved long-term equity awards for our NEOs in line with competitive market trends which provide retention and recognize performance of our NEOs and other officers to support returns for our shareholders; continued to significantly limit the payout amount under new severance agreements that we enter into with our executive officers; and continued to limit the number and value of perquisites. • • • Compensation actions like these demonstrate our philosophy of aligning executive compensation with our financial performance and the marketplace, and increasing long-term shareholder value. We will continue to design and implement our executive compensation programs and policies in line with this philosophy to promote favorable performance results and generate greater value for our shareholders. Our MOVE objectives will continue to influence these decisions. We urge shareholders to read the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement, which provide detailed information on the compensation of our NEOs. The OSHKOSH CORPORATION 2017 Proxy Statement 57

PROPOSAL 3: | Advisory Vote on the Compensation of Our Named Executive Officers Human Resources Committee and our Board believe that the executive compensation program is effective in achieving our goals and that the compensation of our NEOs has supported and contributed to our success. The Board hopes shareholders will support the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement. Accordingly, the Board recommends that shareholders vote in favor of the following resolution: “RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the NEOs as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis section and compensation tables and narrative discussion contained in this Proxy Statement.” This advisory vote on the compensation of our NEOs is not binding on us, the Board, or the Human Resources Committee. However, the Board and the Human Resources Committee will review and consider the outcome of this advisory vote when making future compensation decisions for our NEOs. of our named executive officers as disclosed in the Compensation OSHKOSH CORPORATION 2017 Proxy Statement 58 FOR The Board of Directors recommends a vote FOR the compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement.

Proposal 4 SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS The following proposal was submitted by one of our individual shareholders and will be voted on at the Annual Meeting if it is properly presented. Such shareholder’s name, address, and number of shares of Common Stock held may be obtained by a shareholder on written request to our Secretary. Proposal 4-Shareholder Proxy Access Enhancement RESOLVED: Stockholders ask the board of directors to amend its proxy access bylaw provisions and any associated documents, to include the following change for the purpose of decreasing the average amount of Company common stock the average member of a nominating group would be required to hold for 3-years to satisfy the aggregate ownership requirements to form a nominating group: No limitation shall be placed on the number of stockholders that can aggregate their shares to achieve the 3% of common stock required to nominate directors under our Company’s proxy access provisions. Proxy access for shareholders enables shareholders to put competing director candidates on the company ballot to see if they can get more votes than some of management’s director candidates. A competitive election is good for everyone. This proposal can help ensue [sic] that our management will nominate directors with outstanding qualifications in order to avoid giving shareholders a reason to exercise their right to use proxy access. Even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the current 3% criteria for a continuous 3-years at most companies according to the Council of Institutional Investors. This proposal addresses the situation that our company now has with proxy access potentially for only the largest shareholders who are the least unlikely shareholders to make use of it. Since no group of shareholders at any U.S. company has yet to make use of proxy access, it is important to make sure that the current limitation of 20 shareholders is not a deterrent to shareholders using proxy access. Please vote to enhance shareholder value: Shareholder Proxy Access Enhancement-Proposal 4 reasons: Recommendation of the Board of Directors AGAINST Proposal 4 Our Board of Directors has carefully considered the shareholder proposal and recommends a vote against it. Among other things, the Board took into account that it has been proactive when it comes to proxy access. The Board adopted a proxy access By-law in 2015. At our 2016 annual meeting, a proponent submitted a proxy access proposal that included the same provision that is the subject of the current shareholder proposal. Over 60% of the votes cast on the proposal at the 2016 annual meeting voted against the proposal, effectively endorsing the proxy access By-law that the Board had adopted. Prior to our 2017 annual meeting of shareholders, the Board adopted amendments to the proxy access By-law that it had adopted a year earlier to better align the By-law with prevailing practices that most other public companies follow, which had the effect of expanding proxy access rights. Our existing proxy access By-law provision provides shareholders with meaningful and appropriate proxy access rights while properly balancing the need to protect all shareholders’ interests. Our OSHKOSH CORPORATION 2017 Proxy Statement 59 AGAINST Our Board recommends a vote AGAINST this proposal for the following

PROPOSAL 4: | Shareholder Proposal Regarding Proxy Access Board of Directors believes the change to the Company’s existing proxy access By-law provision that the proponent seeks is not in the best interests of the Company or our shareholders due to the excessive expense and administrative burden it would create. Our Board of Directors therefore recommends that shareholders vote “AGAINST” the proposal for the following reasons: The shareholder proposal is unnecessary because we have already adopted a By-law providing meaningful and appropriate proxy access rights that we believe are aligned with current prevailing practices and properly balance the need to protect all shareholders’ interests. As a result of action by our Board in September 2015 and September 2016, the Company’s By-laws provide proxy access by allowing any shareholder (or group of no more than 20 shareholders, counting for this purpose a group of funds under common management and investment control as one shareholder) owning 3% or more of the Company’s common stock continuously for at least three years to nominate candidates for election to the Board that would comprise up to 20% of the number of directors then serving (rounding down to the nearest whole number of directors) and require the Company to include those nominees in our proxy statement and on our proxy card. In its evaluation of alternative proxy access formulations, the Board sought to appropriately balance differing views regarding proxy access among our shareholders. The Board continues to believe the amended proxy access framework it adopted as set forth in our By-laws is the most appropriate framework for the Company and our shareholders. A copy of our By-laws, as amended, was attached as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 13, 2016. In support of his position, the proponent suggests that the 20-shareholder limitation could preclude proxy access by even the largest institutional investors, citing an analysis by the Council of Institutional Investors (“CII”), claiming that “[e]ven if the 20 largest public pension funds were able to aggregate their shares, they would not meet the current 3% criteria for a continuous 3-years at most companies.” The proponent’s suggestion and the CII analysis are irrelevant and misleading when applied to the Company’s shareholders. Most importantly, the Company believes there are 20 public pension fund investors in the Company that, in the aggregate, could have satisfied the 3% continuous three-year ownership requirement as of September 30, 2017. Further, the aggregate holdings of the 20 largest public pension funds in the world reach into the trillions of dollars. Any one of them has the resources to hold a 3% stake in the Company’s common stock. Moreover, the largest 20 institutional shareholders of the Company held approximately 61% of the outstanding shares of the Company according to regulatory filings as of September 30, 2017. We regularly engage with a number of our shareholders on a range of subjects, including proxy access. They provide valuable feedback, including regarding what proxy access terms they view as appropriate for our company. In no case did any shareholder with whom we engaged object to or suggest a revision of our 20-shareholder aggregation limit. The shareholder proposal to eliminate the limit on the number of shareholders who can assemble as a group to establish the ownership threshold required to make a proxy access nomination may result in excessive administrative burden and expense for the Company and provides the potential for misuse of the By-law by shareholders with a narrow special interest unrelated to long-term shareholder value. We believe a reasonable limitation is appropriate to control the administrative burden and costs for the Company. Companies that have adopted proxy access have widely adopted a 20-shareholder aggregation limit, and we believe institutional shareholders have widely endorsed that limit. According to survey data provided on CII’s website, 425 companies had adopted proxy access By-laws as of April 30, 2017, of which approximately 89% had adopted a 20-shareholder aggregation limit. In addition, BlackRock, T. Rowe Price Group, Inc. and State Street Corporation, the publicly-traded parent companies of some of the largest institutional shareholders in the United States, each has adopted proxy access By-laws that contain a 20-shareholder aggregation limit. An aggregation limit is designed to ensure that all shareholders have a fair and reasonable opportunity to nominate director candidates by forming groups with other shareholders who own fewer than the minimum required shares while also minimizing the burden on the company. In the absence of a reasonable limitation on the number of shareholders in a group participating in a proxy access nomination, the Company could be required to review and verify the information and representations that each member of a shareholder group must provide to establish the group’s eligibility and make burdensome and time-consuming inquiries into the nature and duration of the share ownership of a large number of individuals to verify their share ownership and confirm eligibility for the proxy access rights. This unwieldy administrative burden could distract our employees, create excessive expense that other shareholders must bear, and impede the exercise of proxy access rights by other shareholders. Allowing a reasonable, limited number of holders to act as a group, as our proxy access rights currently do, strengthens the principle that we believe is shared by most of our shareholders – the right to nominate a director using the Company’s proxy statement and proxy card should be available only for those OSHKOSH CORPORATION 2017 Proxy Statement 60

PROPOSAL 4: | Shareholder Proposal Regarding Proxy Access who have a sufficient financial stake in the Company to cause their interests to be properly aligned with the interests of our shareholders as a whole. We have strong corporate governance practices and a record of accountability. Our current corporate governance practices reflect our Board’s dedication to being responsive and accountable to shareholders. Together, management and the Board regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices and to address feedback that our shareholders and other stakeholders provide. In addition to the proxy access By-law provision that the Board has already adopted and then amended, we have implemented other corporate governance measures to ensure the Board remains responsive and accountable to shareholders and to provide our shareholders with greater influence on the nomination and election of directors and the ability to directly communicate their views to our directors. See “Governance of the Company” beginning on page 21, including “Shareholder Engagement and Say-on-Pay” beginning on page 21, “Communicating with the Board of Directors” beginning on page 21 and “Independent Chairman of the Board” beginning on page 25, for a discussion of our governance practices. Our shareholders have already considered whether to implement a proxy access by-law that included the provision the proponent seeks in the shareholder proposal and voted against it by a substantial margin, with over 60% of the votes cast against the proposal. In submitting its proposal, the proponent ignores the actions that the Board and the shareholders of the Company took in rejecting a proposal that included the same term. In summary, our Board’s actions confirm our commitment to strong governance practices and responsiveness to our shareholders. Moreover, we have adopted a progressive proxy access By-law provision that our Board of Directors believes serves the best interests of the Company and our shareholders. Having rejected a proxy access proposal that included the same provision that the proponent is proposing in this shareholder proposal at the 2016 annual meeting of shareholders, our shareholders have already voiced their strong support for our existing proxy access by-law provision. Accordingly, the Board believes adoption of the shareholder proposal is not appropriate and is not in the best interest of our shareholders. Our Board believes the proxy access by-law that it adopted provides a greater ability to foster the substantive long-term shareholder value that we believe we can deliver to shareholders. ACCORDINGLY, OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL REGARDING PROXY ACCESS. OSHKOSH CORPORATION 2017 Proxy Statement 61

ATTACHMENT A |

Non-GAAP Financial Measures

Our Company reports its financial results in accordance with generally accepted accounting principles (GAAP) in the United States of America. Our Company is presenting various operating results, such as operating income, income from operations, and earnings per share from operations, both on a reported basis and on a basis excluding items that affect comparability of operating results. When our Company uses these measures, they are considered non-GAAP financial measures. We believe excluding the impact of certain items is useful to investors to allow a more accurate comparison of our Company's operating performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our Company's results prepared in accordance with GAAP. The table below presents a reconciliation of our Company's presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Fiscal Year Ended September 30	
	2017	2016
Adjusted consolidated operating income (non-GAAP)	$506.3	$391.8
Restructuring-related costs	(43.3)	(0.9)
Asset impairment charge	—	(26.9)
Consolidated operating income (GAAP)	$463.0	$364.0
Adjusted access equipment segment operating income (non-GAAP)	$302.4	$291.2
Restructuring-related costs	(43.3)	(0.9)
Asset impairment charge	—	(26.9)
Access equipment segment operating income (GAAP)	$259.1	$263.4
Adjusted earnings per share attributable to Oshkosh Corporation–diluted (non-GAAP)	$4.25	$3.14
Restructuring-related costs, net of tax	(0.48)	(0.01)
Asset impairment charge, net of tax	—	(0.22)
Earnings per share attributable to Oshkosh Corporation–diluted (GAAP)	$3.77	$2.91

A-1

OSHKOSH CORPORATION 2017 Proxy Statement

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on February 6, 2018 OSHKOSH CORPORATION NOTICE OF ANNUAL MEETING OF SHAREHOLDERS You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of OSHKOSH CORPORATION ATTN: INVESTOR RELATIONS 2307 OREGON STREET OSHKOSH, WI 54903-2566 the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. instructions and instructions on how to E34925-P98961 See the reverse side of this notice for voting obtain proxy materials. Meeting Information Meeting Type:Annual For holders as of:December 11, 2017 Date: February 6, 2018Time: 8:00 a.m. CST Location: Oshkosh Convention Center 2 North Main Street Oshkosh,Wisconsin 54901

Before You Vote How to Access the Proxy Materials Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the by the arrow XXXX XXXX XXXX XXXX (located on the following page) in the subject line. How To Vote Please Choose One of the Following Voting Methods marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions. marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions. E34926-P98961 Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box Vote By Telephone: To vote now by telephone, go to www.proxyvote.com. Have the information that is printed in the box Vote By Mail: You can vote by mail by requesting a paper copy of the proxy materials, which will include a proxy card. Vote In Person: At the meeting, you will need to request a ballot to vote these shares. For directions to the meeting, visit www.oshkoshwaterfronthotel.com. Proxy Materials Available to VIEW or RECEIVE: NOTICE OF ANNUAL MEETING AND PROXY STATEMENTANNUAL REPORT How to View Online: following page) and visit: www.proxyvote .com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before January 23, 2018 to facilitate timely delivery.

A. The Board of Directors recommends that you vote FOR each of the following director nominees: Election of Directors Nominees: 1. 01) Keith J. Allman 02) Peter B. Hamilton 03) Wilson R. Jones 04) Leslie F. Kenne 07) Stephen D. Newlin 08) Craig P. Omtvedt 09) Duncan J. Palmer 10) John S. Shiely 05) Kimberley Metcalf-Kupres11) William S. Wallace 06) Steven C. Mizell B. The Board of Directors recommends that you vote FOR Proposals 2 and 3. 2. Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the Company’s independent auditors for fiscal year 2018. 3. Approval, by advisory vote, of the compensation of the Company's named executive officers. C. The Board of Directors recommends a vote AGAINST Proposal 4. 4. A shareholder proposal regarding proxy access, if it is properly presented at the Annual Meeting. D. Other Business. 5. To consider and act on such other business as may properly come before the Annual Meeting. E34927-P98961 Voting Items

E34928-P98961

OSHKOSH CORPORATION
ATTN: INVESTOR RELATIONS
2307 OREGON STREET
OSHKOSH, WI 54903-2566

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time February 5, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Oshkosh Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Oshkosh Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time February 5, 2018. Have your card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E34921-P98961 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OSHKOSH CORPORATION

		For All	Withhold All	For All Except	
A.	**The Board of Directors recommends that you vote FOR each of the following director nominees:**				To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐	______________________

Nominees:

01) Keith J. Allman
02) Peter B. Hamilton
03) Wilson R. Jones
04) Leslie F. Kenne
05) Kimberley Metcalf-Kupres
06) Steven C. Mizell
07) Stephen D. Newlin
08) Craig P. Omtvedt
09) Duncan J. Palmer
10) John S. Shiely
11) William S. Wallace

		For	Against	Abstain
B.	**The Board of Directors recommends that you vote FOR Proposals 2 and 3.**			
2.	Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the Company's independent auditors for fiscal year 2018.	☐	☐	☐
3.	Approval, by advisory vote, of the compensation of the Company's named executive officers.	☐	☐	☐
C.	**The Board of Directors recommends a vote AGAINST Proposal 4.**	**For**	**Against**	**Abstain**
4.	A shareholder proposal regarding proxy access, if it is properly presented at the Annual Meeting.	☐	☐	☐

D. Other Business.

5. To consider and act on such other business as may properly come before the Annual Meeting.

E. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed. Please sign within the box(es).
I hereby acknowledge receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report.

Note: Please sign name exactly as it appears hereon. When signing as attorney, executor, trustee or guardian, please add title. For joint accounts, each owner should sign.

Signature	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on February 6, 2018: The Notice of Annual Meeting of Shareholders, the Proxy Statement and our 2018 Annual Report are available online at www.proxyvote.com E34922-P98961 PROXY OSHKOSH CORPORATION Revocable Proxy for the 2018 Annual Meeting of Shareholders THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS I hereby appoint Craig P. Omtvedt and Ignacio A. Cortina, and each of them, with full power to act without the other, and each with full power of substitution (the "Proxies"), as my proxy to vote all shares of Oshkosh Corporation Common Stock that I am entitled to vote at the Annual Meeting of Shareholders of Oshkosh Corporation (the "Company") to be held at the Oshkosh Convention Center, 2 North Main Street, Oshkosh, Wisconsin 54901, at 8:00 a.m. Central Standard Time on Tuesday, February 6, 2018, or at any adjournment or postponement thereof, as set forth herein, hereby revoking any proxy previously given. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THEN THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1, "FOR" THE RATIFICATION OF AUDITORS IN ITEM 2, "FOR" THE APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS IN ITEM 3, AND "AGAINST" THE SHAREHOLDER PROPOSAL IN ITEM 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. PLEASE MARK, SIGN, AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.